UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Apartment Investment and Management Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
DENVER, COLORADO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 26, 2010

You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the “Meeting”) of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (“Aimco” or the “Company”) to be held on Monday, April 26, 2010, at 8:00 a.m. at the JW Marriott Hotel, 1109 Brickell Avenue, Miami, Florida 33131, for the following purposes:

1. To elect eight directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

2. To ratify the selection of Ernst & Young LLP, to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010; and

3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on February 26, 2010, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

For the third year, we are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Meeting.

On or about March 11, 2010, we intend to mail our stockholders a notice containing instructions on how to access our 2010 proxy statement (the “Proxy Statement”), Annual Report on Form 10-K for the year ended December 31, 2009, and 2009 Corporate Citizenship Report and vote online. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to these documents on the Internet.

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa R. Cohn
Secretary

March 5, 2010

Important Notice Regarding the Availability of Proxy Materials for
Aimco’s Annual Meeting of Stockholders to be held on April 26, 2010.

This Proxy Statement, Aimco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and 2009 Corporate Citizenship Report are available free of charge at the following website: www.edocumentview.com/aiv.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
DENVER, COLORADO 80237

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 26, 2010

The Board of Directors (the “Board”) of Apartment Investment and Management Company (“Aimco” or the “Company”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of proxies to be voted at our 2010 Annual Meeting (the “Meeting”). The Meeting will be held on Monday, April 26, 2010, at 8:00 a.m. at the JW Marriott Hotel, 1109 Brickell Avenue, Miami, Florida 33131, and at any and all adjournments or postponements thereof.

Pursuant to rules recently adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting. The mailing of such Notice is scheduled to begin on or about March 10, 2010. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a printed copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, the Notice includes instructions on how stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

This solicitation is made by mail on behalf of Aimco’s Board. Costs of the solicitation will be borne by Aimco. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of The Altman Group, Inc., for an estimated fee of $6,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of the close of business on the record date, February 26, 2010 (the “Record Date”), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 117,457,571 shares of Common Stock issued and outstanding.

Whether you are a “stockholder of record” or hold your shares through a broker or nominee (i.e., in “street name”) you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote via the Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are officers of Aimco. All proxies properly submitted in time to be counted at the Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted in accordance with the recommendations of the Board. Proxies may be revoked at any time before voting by filing a notice of revocation with the Corporate Secretary of the Company, by filing a later dated proxy with the Corporate Secretary of the Company or by voting in person at the Meeting.

You are entitled to attend the Meeting only if you were an Aimco stockholder or joint holder as of the Record Date or you hold a valid proxy for the Meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to February 26, 2010, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The principal executive offices of the Company are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237.

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to Aimco’s Articles of Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), directors are elected at each annual meeting of stockholders and hold office for one year, and until their successors are duly elected and qualify. Aimco’s Bylaws currently authorize a Board consisting of not fewer than three nor more than nine persons. The Board currently consists of seven directors.

The nominees for election to the Board selected by the Nominating and Corporate Governance Committee of the Board and proposed by the Board to be voted upon at the Meeting are:

James N. Bailey Terry Considine Richard S. Ellwood Thomas L. Keltner	J. Landis Martin Robert A. Miller Kathleen M. Nelson Michael A. Stein

Messrs. Bailey, Considine, Ellwood, Keltner, Martin, Miller, and Stein were elected to the Board at the last Annual Meeting of Stockholders. Messrs. Bailey, Ellwood, Keltner, Martin, Miller, and Stein are not employed by, or affiliated with, Aimco, other than by virtue of serving as directors of Aimco. Ms. Nelson is not employed by, or affiliated with, Aimco other than by virtue of serving as a nominee for director. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Bailey, Considine, Ellwood, Keltner, Martin, Miller, and Stein and Ms. Nelson to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board that they are able and willing to serve as directors.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than eight nominees.

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of votes “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Nominating and Corporate Governance Committee of the Board for consideration. The Nominating and Corporate Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating and Corporate Governance Committee’s recommendation.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions, your broker has the authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. Where a matter is not considered routine, including the election of the board of directors, shares held by your broker will not be voted, a “broker non-vote,” absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote.

For purposes of the election of directors, abstentions or broker non-votes as to the election of directors will not be counted as votes cast and will have no effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the eight nominees named above as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH
OF THE EIGHT NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2009, was selected by the Audit Committee to act in the same capacity for the fiscal year ending December 31, 2010, subject to ratification by Aimco’s stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2009 and 2008, are described below under the caption “Principal Accountant Fees and Services.”

Representatives of Ernst & Young LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young LLP to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board are set forth below.

Name	Age	First Elected	Position

Terry Considine	62	July 1994	Chairman of the Board and Chief Executive Officer
Timothy J. Beaudin	51	October 2005	President and Chief Operating Officer
Lisa R. Cohn	41	December 2007	Executive Vice President, General Counsel and Secretary
Miles Cortez	66	August 2001	Executive Vice President and Chief Administrative Officer
Ernest M. Freedman	39	November 2009	Executive Vice President and Chief Financial Officer
James N. Bailey	63	June 2000	Director, Chairman of the Nominating and Corporate Governance Committee
Richard S. Ellwood	78	July 1994	Director
Thomas L. Keltner	63	April 2007	Director
J. Landis Martin	64	July 1994	Director, Chairman of the Compensation and Human Resources Committee, Lead Independent Director
Robert A. Miller	64	April 2007	Director
Kathleen M. Nelson	64	—	Director Nominee
Michael A. Stein	60	October 2004	Director, Chairman of the Audit Committee

The following is a biographical summary of the current directors and executive officers of the Company.

Terry Considine.  Mr. Considine has been Chairman of the Board and Chief Executive Officer since July 1994. Mr. Considine also serves on the board of directors of Intrepid Potash, Inc. a publicly held producer of potash, and, until its acquisition in early 2009, Mr. Considine served as Chairman of the Board and Chief Executive Officer of American Land Lease, Inc. Mr. Considine has over 40 years of experience in the real estate and other industries. Among other real estate ventures, in 1975, Mr. Considine founded and managed the predecessor companies that became Aimco at its initial public offering in 1994.

Timothy J. Beaudin.  Mr. Beaudin was appointed President and Chief Operating Officer in February 2009. He joined Aimco as Executive Vice President and Chief Development Officer in October 2005 and was appointed Executive Vice President and Chief Property Operating Officer in October 2008. Mr. Beaudin oversees conventional and affordable property operations, transactions, asset management, and redevelopment and construction services. Prior to joining Aimco and beginning in 1995, Mr. Beaudin was with Catellus Development Corporation, a San Francisco, California-based real estate investment trust. During his last five years at Catellus, Mr. Beaudin served as Executive Vice President, with management responsibility for development, construction and asset management.

Lisa R. Cohn.  Ms. Cohn was appointed Executive Vice President, General Counsel and Secretary in December 2007. In addition to serving as general counsel, Ms. Cohn has executive responsibility for insurance and risk management as well as human resources. From January 2004 to December 2007, Ms. Cohn served as Senior Vice President and Assistant General Counsel. She joined Aimco in July 2002 as Vice President and Assistant General Counsel. Prior to joining the Company, Ms. Cohn was in private practice with the law firm of Hogan & Hartson LLP with a focus on public and private mergers and acquisitions, venture capital financing, securities and corporate governance.

Miles Cortez.  Mr. Cortez was appointed Executive Vice President and Chief Administrative Officer in December 2007. He is responsible for administration, government relations, communications and special projects. Mr. Cortez joined Aimco in August 2001 as Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver,

Colorado law firm, from December 1997 through September 2001. He served as president of the Colorado Bar Association from 1996 to 1997 and the Denver Bar Association from 1982 to 1983.

Ernest M. Freedman.  Mr. Freedman was appointed Executive Vice President and Chief Financial Officer in November 2009. Mr. Freedman joined Aimco in 2007 as Senior Vice President of Financial Planning and Analysis and has served as Senior Vice President of Finance since February 2009, responsible for financial planning, tax, accounting and related areas. From 2004 to 2007, Mr. Freedman served as Chief Financial Officer of HEI Hotels and Resorts. From 2000 to 2004, Mr. Freedman was at GE Real Estate in a number of capacities, including operations controller and finance manager for investments and acquisitions. From 1993 to 2000, Mr. Freedman was with Ernst & Young, LLP, including one year as a senior manager in the real estate practice. Mr. Freedman is a certified public accountant.

James N. Bailey.  Mr. Bailey was first elected as a Director of the Company in June 2000 and is currently Chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation and Human Resources Committees. Mr. Bailey co-founded Cambridge Associates, LLC, an investment consulting firm, in 1973 and currently serves as its Senior Managing Director and Treasurer. He is also a co-founder, director and treasurer of The Plymouth Rock Company, and a director of SRB Corporation, Inc. and Homeowners Direct Company, all three of which are insurance companies and insurance company affiliates. He also serves as an Overseer for the New England Aquarium, and is on its audit and investment committees. Mr. Bailey is a member of the Massachusetts Bar and the American Bar Associations. Mr. Bailey, a long-time entrepreneur, brings particular expertise to the Board in the areas of investment and financial planning, capital markets, evaluation of institutional real estate markets and managers of all property types.

Richard S. Ellwood.  Mr. Ellwood was first elected as a Director of the Company in July 1994. Mr. Ellwood is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Ellwood was the founder and President of R.S. Ellwood & Co., Incorporated, which he operated as a real estate investment banking firm through 2004. Prior to forming his firm, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood served as a director of Felcor Lodging Trust, Incorporated, a publicly held company, from 1994 to 2009. He is as a trustee of the Diocesan Investment Trust of the Episcopal Diocese of New Jersey and is chairman of the diocesan audit committee. As one of the first real estate investment bankers, Mr. Ellwood brings particular expertise in real estate finance through corporate securities in both public and private markets as well as in direct property financings through mortgage placements, limited partnerships and joint ventures.

Thomas L. Keltner.  Mr. Keltner was first elected as a Director of the Company in April 2007 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Keltner served as Executive Vice President and Chief Executive Officer — Americas and Global Brands for Hilton Hotels Corporation from March 2007 through March 2008, which concluded the transition period following Hilton’s acquisition by The Blackstone Group. Mr. Keltner joined Hilton Hotels Corporation in 1999 and served in various roles. Mr. Keltner has more than 20 years of experience in the areas of hotel development, acquisition, disposition, franchising and management. Prior to joining Hilton Hotels Corporation, from 1993 to 1999, Mr. Keltner served in several positions with Promus Hotel Corporation, including President, Brand Performance and Development. Before joining Promus Hotel Corporation, he served in various capacities with Holiday Inn Worldwide, Holiday Inns International and Holiday Inns, Inc. In addition, Mr. Keltner was President of Saudi Marriott Company, a division of Marriott Corporation, and was a management consultant with Cresap, McCormick and Paget, Inc. Mr. Keltner brings particular expertise to the Board in the areas of property operations, marketing, branding, development and customer service.

J. Landis Martin.  Mr. Martin was first elected as a Director of the Company in July 1994 and is currently Chairman of the Compensation and Human Resources Committee. Mr. Martin is also a member of the Audit and Nominating and Corporate Governance Committees and serves as the Lead Independent Director of Aimco’s Board. Mr. Martin is the Founder and Managing Director of Platte River Ventures LLC, a private equity firm. In

November 2005, Mr. Martin retired as Chairman and CEO of Titanium Metals Corporation, a publicly held integrated producer of titanium metals, where he served since January 1994. Mr. Martin served as President and CEO of NL Industries, Inc., a publicly held manufacturer of titanium dioxide chemicals, from 1987 to 2003. Mr. Martin is also a director of Crown Castle International Corporation, a publicly held wireless communications company, Halliburton Company, a publicly held provider of products and services to the energy industry, and Intrepid Potash, Inc., a publicly held producer of potash. As a former chief executive of four NYSE-listed companies, Mr. Martin brings particular expertise to the Board in the areas of operations, finance and governance.

Robert A. Miller.  Mr. Miller was first elected as a Director of the Company in April 2007 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Miller has served as the President of Marriott Leisure since 1997. Prior to joining Marriott Leisure, from 1984 to 1988, Mr. Miller served as Executive Vice President & General Manager of Marriott Vacation Club International and then as its President from 1988 to 1997. In 1984, Mr. Miller and a partner sold their company, American Resorts, Inc., to Marriott. Mr. Miller co-founded American Resorts, Inc. in 1978, and it was the first business model to encompass all aspects of timeshare resort development, sales, management and operations. Prior to founding American Resorts, Inc., from 1972 to 1978, Mr. Miller was Chief Financial Officer of Fleetwing Corporation, a regional retail and wholesale petroleum company. Prior to joining Fleetwing, Mr. Miller served for five years as a staff accountant for Arthur Young & Company. Mr. Miller is past Chairman and currently a director of the American Resort Development Association (“ARDA”) and currently serves as Chairman and director of the ARDA International Foundation. As a successful real estate entrepreneur, Mr. Miller brings particular expertise to the Board in the areas of operations, management, marketing, sales, and development, as well as finance and accounting.

Kathleen M. Nelson.  Ms. Nelson is nominated to the Board of Directors. If elected to the Board of Directors, Ms. Nelson will serve on the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Ms. Nelson has an extensive background in commercial real estate and financial services with over 40 years of experience including 36 years at TIAA-CREF. She held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s mortgage and real estate division. Ms. Nelson developed and staffed TIAA’s real estate research department. She retired from this position in December 2004 and founded and serves as president of KMN Associates LLC, a commercial real estate investment advisory and consulting firm. In 2009, Ms. Nelson co-founded and serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors. Ms. Nelson served as the International Council of Shopping Centers’ chairman for the 2003-04 term and has been an ICSC Trustee since 1991. She also is the chairman of the ICSC Audit Committee and is a member of various other committees. Ms. Nelson serves on the Board of Directors of CBL & Associates Properties, Inc., which is a publicly held REIT that develops and manages retail shopping properties. She is a member of Castagna Realty Company Advisory Board and has served as an advisor to the Rand Institute Center for Terrorism Risk Management Policy and on the board of the Greater Jamaica Development Corporation. Ms. Nelson serves on the Advisory Board of the Beverly Willis Architectural Foundation and is a member of the Anglo American Real Property Institute. If elected, Ms. Nelson will bring to the Board particular expertise in the areas of real estate finance and investment.

Michael A. Stein.  Mr. Stein was first elected as a Director of the Company in October 2004 and is currently the Chairman of the Audit Committee. Mr. Stein is also a member of the Compensation and Human Resources and Nominating and Corporate Governance Committees. From January 2001 until its acquisition by Eli Lilly in January 2007, Mr. Stein served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington. From October 1998 to September 2000, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. From 1989 to September 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Executive Vice President and Chief Financial Officer from 1993 to 1998. Mr. Stein serves on the Board of Directors of Nautilus, Inc., which is a publicly held fitness company, and the Board of Directors of Providence Health & Services, a not-for-profit health system operating hospitals and other health care facilities across Alaska, Washington, Montana, Oregon and California. As the former chief financial officer of two NYSE-listed companies and a former partner at Arthur Andersen, Mr. Stein brings particular expertise to the Board in the areas of corporate and real estate finance, and accounting and auditing for large and complex business operations.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Aimco or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of Aimco and its stockholders. In determining whether a material relationship exists, the Board considers all relevant facts and circumstances, for example, whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between Aimco and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). In addition to the factors mentioned, the Board previously evaluated a potential investment relationship between a Considine family partnership and a fund managed by Mr. Martin, which investment later was made on the same terms as those offered to other investors. The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those categorical standards set forth in Section 303A.02 of the listing standards of the New York Stock Exchange as in effect from time to time.

Consistent with these considerations, the Board affirmatively has determined that Messrs. Bailey, Ellwood, Keltner, Martin, Miller, and Stein are independent directors (collectively the “Independent Directors”) and that the director nominee, Ms. Nelson, is also independent.

Meetings and Committees

The Board held four meetings during the year ended December 31, 2009. The Board has established standing Audit, Compensation and Human Resources, and Nominating and Corporate Governance committees. During 2009, no director attended fewer than 75% of the total number of meetings of the Board and any committees of the Board upon which he served, and each director was present at 100% of the meetings of the Board and each committee of the Board upon which he served.

The Corporate Governance Guidelines, as described below, provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are not required to attend such meetings. All of the members of the Board attended the Company’s 2009 annual meeting of stockholders, and the Company anticipates that all of the members of the Board and Ms. Nelson will attend the Meeting.

Below is a table illustrating the standing committee memberships and chairmen, and additional detail on each committee follows the table.

Nominating and
		Compensation and	Corporate
		Human Resources	Governance
Director	Audit Committee	Committee	Committee

James N. Bailey	X	X	†
Terry Considine	—	—	—
Richard S. Ellwood	X	X	X
Thomas L. Keltner	X	X	X
J. Landis Martin*	X	†	X
Robert A. Miller	X	X	X
Michael A. Stein	†	X	X

X	indicates a member of the committee

†	indicates the committee chairman

*	indicates lead independent director

Audit Committee

The Audit Committee currently consists of the six Independent Directors, and the Audit Committee Chairman is Mr. Stein. If elected to the Board of Directors, Ms. Nelson will also serve on the Audit Committee. The Audit Committee makes determinations concerning the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement (including the audit of the Company’s financial statements and the Company’s internal control over financial reporting), reviews the independence of the independent registered public accounting firm and considers the range of audit and non-audit fees. The Audit Committee also provides oversight for the Company’s financial reporting process, internal control over financial reporting, the Company’s internal audit function and, in conjunction with the Board, the Company’s enterprise risk management processes. Areas involving risk that are reported on by management and considered by the Audit Committee, the other Board committees, or the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, and human resources.

The Audit Committee held five meetings during the year ended December 31, 2009. The Audit Committee has a written charter that is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

Audit Committee Financial Expert

Aimco’s Board has designated Mr. Stein as an “audit committee financial expert.” In addition, the other members of the audit committee qualify as audit committee financial experts. Each member of the Audit Committee is independent, as that term is defined by Section 303A of the listing standards of the New York Stock Exchange relating to audit committees.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of the six Independent Directors, and the Compensation and Human Resources Committee Chairman is Mr. Martin. If elected to the Board of Directors, Ms. Nelson will also serve on the Compensation and Human Resources Committee. The Compensation and Human Resources Committee’s purposes are to: oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; to review and discuss with management the Compensation Discussion & Analysis; and to direct the preparation of, and approve, a report on executive compensation to be included in the Company’s proxy statement for its annual meeting of stockholders or Annual Report on Form 10-K filed with the SEC. The Compensation and Human Resources Committee held five meetings during the year ended December 31, 2009. The Compensation and Human Resources Committee has a written charter that is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of the six Independent Directors, and the Nominating and Corporate Governance Committee Chairman is Mr. Bailey. If elected to the Board of Directors, Ms. Nelson will also serve on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s purposes are to: identify and recommend to the Board individuals qualified to serve on the Board; advise the Board with respect to Board composition, procedures and committees; develop and recommend to the Board a set of corporate governance principles applicable to Aimco and its management; and oversee evaluation of the Board and management (in conjunction with the Compensation and Human Resources Committee). The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2009. The Nominating and Corporate Governance Committee has a written charter that is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Nominating and Corporate Governance Committee selects nominees for director on the basis of, among other things, breadth and depth of experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of Aimco’s business environment and willingness to devote adequate time and effort to Board responsibilities. In considering nominees for director, the Nominating and Corporate Governance Committee seeks to have a diverse range of experience and expertise relevant to Aimco’s business. The Nominating and Corporate Governance Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board.

When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers advice and recommendations from others, including stockholders, as it deems appropriate. Such recommendations are evaluated on the basis of the same criteria noted above. The Nominating and Corporate Governance Committee will consider as nominees to the Board for election at next year’s annual meeting of stockholders persons who are recommended by stockholders in writing, marked to the attention of Aimco’s Corporate Secretary, no later than July 1, 2010. During 2009, one Aimco stockholder expressed his interest in serving on the Board.

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. Based on recommendations from the Nominating and Corporate Governance Committee, the Board determined to nominate Messrs. Bailey, Considine, Ellwood, Keltner, Martin, Miller, and Stein for re-election. Based on recommendations from the Nominating and Corporate Governance Committee, the Board also determined to nominate Ms. Nelson. In seeking a potential new director candidate, which process ultimately resulted in Ms. Nelson being nominated to the Board, Aimco engaged a third-party search firm to assist in identifying potential nominees for evaluation and consideration by the Nominating and Corporate Governance Committee and the Board. The Nominating and Corporate Governance Committee also considered persons who contacted the Company expressing interest in serving on the Board.

Board Leadership Structure

At this time, Aimco’s Board believes that combining the Chairman and CEO role is most effective for the Company’s leadership and governance. Having one person as Chairman and CEO provides unified leadership and direction to the Company and strengthens the ability of the CEO to develop and implement strategic initiatives and respond efficiently in various situations. The Board also believes the combination of Chairman and CEO position is appropriate in light of the independent oversight provided by the Board. Aimco has a Lead Independent Director, currently Mr. Martin, who: presides over executive sessions of independent directors; serves as a liaison between the chairman and independent directors; reviews information sent to directors; approves meeting agendas and schedules; may call meetings of independent directors; and, if asked by major stockholders, is available for direct communication if appropriate. In addition to the Lead Independent Director, the Board has a majority of independent directors. Seven out of the eight director nominees are independent. The Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees are composed solely of independent directors.

Separate Sessions of Non-Management Directors and Lead Independent Director

Aimco’s Corporate Governance Guidelines (described below) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. The non-management directors, which group currently is made up of the six Independent Directors, met in executive session without management four times during the year ended December 31, 2009. Mr. Martin was the Lead Independent Director who presided at such executive sessions in 2009, and he has been designated as the Lead Independent Director who will preside at such executive sessions in 2010.

The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2009.

Nominating and
				Compensation and	Corporate
		Non-Management		Human Resources	Governance
	Board	Directors	Audit Committee	Committee	Committee

Number of Meetings	4	4	5	5	4

Majority Voting for the Election of Directors

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of votes “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Nominating and Corporate Governance Committee of the Board for consideration. The Nominating and Corporate Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating and Corporate Governance Committee’s recommendation. Additional details are set out in Article II, Section 2.03 (Election and Tenure of Directors; Resignations) of Aimco’s Bylaws.

Director Compensation

In formulating its recommendation for director compensation, the Nominating and Corporate Governance Committee reviews director compensation for independent directors of companies in the real estate industry and companies of comparable market capitalization, revenue and assets. For the year ended December 31, 2009, Aimco paid the directors serving on the Board as follows:

					Change in
					Pension Value
					and
	Fees Earned				Nonqualified
	or Paid in			Non-Equity	Deferred
	Cash	Stock Awards	Option	Incentive Plan	Compensation	All Other
Name	($)(1)	($)(2)	Awards ($)	Compensation ($)	Earnings	Compensation ($)	Total ($)

James N. Bailey(3)	18,000	52,806	—	—	—	—	70,806
Terry Considine(4)	—	—	—	—	—	—	—
Richard S. Ellwood(5)	18,000	52,806	—	—	—	—	70,806
Thomas L. Keltner(6)	18,000	52,806	—	—	—	—	70,806
J. Landis Martin(7)	18,000	52,806	—	—	—	—	70,806
Robert A. Miller(8)	18,000	52,806	—	—	—	—	70,806
Michael A. Stein(9)	18,000	52,806	—	—	—	—	70,806

(1)	The Independent Directors each receive a cash fee of $1,000 for attendance in person or telephonically at each meeting of the Board, and a cash fee of $1,000 for attendance at each meeting of any Board committee. Joint meetings are sometimes considered as a single meeting for purposes of director compensation.

(2)	For 2009, the Independent Directors were each awarded 5,920 shares of Common Stock, which shares were awarded on February 3, 2009. The number of shares was determined based on the historic practice of awarding 4,000 shares as adjusted for the special dividends paid by Aimco in January 2008, August 2008, December 2008 and January 2009. The dollar value shown above represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and is calculated based on the closing price of Aimco’s Common Stock on the New York Stock Exchange on February 3, 2009, of $8.92.

(3)	Mr. Bailey holds options to acquire an aggregate of 31,239 shares, all of which are fully vested and exercisable. See note 10, below.

(4)	Mr. Considine, who is not an Independent Director, does not receive any additional compensation for serving on the Board.

(5)	Mr. Ellwood holds options to acquire an aggregate of 31,239 shares, all of which are fully vested and exercisable. See note 10, below.

(6)	Mr. Keltner holds an option to acquire 4,075 shares, which is fully vested and exercisable. See note 10, below.

(7)	Mr. Martin holds options to acquire an aggregate of 31,239 shares, all of which are fully vested and exercisable. See note 10, below.

(8)	Mr. Miller holds an option to acquire 4,075 shares, which is fully vested and exercisable. See note 10, below.

(9)	Mr. Stein holds an option to acquire 4,075 shares, which is fully vested and exercisable. See note 10, below.

(10)	Pursuant to the anti-dilution provisions of the plan pursuant to which the options were granted, the number of shares subject to the then outstanding options and the exercise price of such options were adjusted to reflect the special dividends paid in January 2008, August 2008, December 2008, and January, 2009.

The dollar value shown above represents the grant date fair value and is calculated based on the closing price of Aimco’s Common Stock on the New York Stock Exchange on February 3, 2009, of $8.92. Compensation for each of the Independent Directors in 2010 is an annual fee of 9,000 shares of Common Stock, which shares were awarded on February 2, 2010. The closing price of Aimco’s Common Stock on the New York Stock Exchange on February 2, 2010, was $16.26. The Independent Directors will also receive a fee of $1,000 for attendance in person or telephonically at each meeting of the Board, and a fee of $1,000 for attendance at each meeting of any Board committee.

Code of Ethics

The Board has adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of Aimco’s executive officers and all employees of Aimco or its subsidiaries, including Aimco’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. If, in the future, Aimco amends, modifies or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, Aimco intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on Aimco’s website (www.aimco.com), as necessary.

Corporate Governance Guidelines

The Board has adopted and approved Corporate Governance Guidelines. These guidelines are available on Aimco’s website (www.aimco.com) and are also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the lead independent director, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, stock ownership guidelines and retention requirements, and an annual performance evaluation of the Board.

Communicating with the Board of Directors

Any interested parties desiring to communicate with Aimco’s Board, the Lead Independent Director, any of the Independent Directors, Aimco’s Chairman of the Board, any committee chairman, or any committee member may directly contact such persons by directing such communications in care of Aimco’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of Aimco’s General Counsel for the sole purpose of determining whether the contents represent a message to Aimco’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

To contact Aimco’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary
Office of the General Counsel
Apartment Investment and Management Company
4582 South Ulster Street Parkway, Suite 1100
Denver, Colorado 80237

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee oversees Aimco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and has discussed with the independent registered public accounting firm its independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2009.

None of the Audit Committee members have a relationship with the Company that might interfere with the exercise of the member’s independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC. The Audit Committee has also determined that provision by Ernst & Young LLP of other non-audit services is compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Date: March 5, 2010

MICHAEL A. STEIN (CHAIRMAN)
JAMES N. BAILEY
RICHARD S. ELLWOOD
THOMAS L. KELTNER
J. LANDIS MARTIN
ROBERT A. MILLER

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees

The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2009 and 2008 were approximately $7.15 million and $8.28 million, respectively, and are described below.

Audit Fees

Fees for audit services totaled approximately $3.97 million in 2009 and approximately $4.91 million in 2008. These amounts include fees associated with the annual audit of the financial statements of Aimco, its internal control over financial reporting and the financial statements of certain of its consolidated subsidiaries and unconsolidated investees. Fees for audit services also include fees for the reviews of interim financial statements in Aimco’s Quarterly Reports on Form 10-Q, registration statements filed with the SEC, other SEC filings, equity or debt offerings, comfort letters and consents.

Audit-Related Fees

Fees for audit-related services totaled approximately $0.13 million in 2009 and approximately $0.18 million in 2008. Audit-related services principally include various audit and attest work not required by statute or regulation, benefit plan audits, and accounting consultations.

Tax Fees

Fees billed for tax services totaled $3.04 million in 2009 and $3.19 million in 2008. Such amounts included fees for tax compliance services for approximately 252 subsidiaries or affiliates of the Company of $2.54 million in 2009 and $2.41 million in 2008. The portion of the total representing fees for tax planning services amounted to approximately $0.50 million in 2009 and approximately $0.77 million in 2008.

All Other Fees

Fees for all other services not included above were zero in 2009 and in 2008. There were no fees billed or incurred in 2009 and 2008 related to financial information systems design and implementation.

Included in the fees above are audit and tax compliance fees of $3.77 million and $4.39 million for 2009 and 2008, respectively, for services provided to consolidated and unconsolidated partnerships for which an Aimco subsidiary is the general partner. Audit services were provided to approximately 70 such partnerships, and tax compliance services were provided to approximately 252 such partnerships during 2009.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-approval Policy”). The Pre-approval Policy describes the Audit, Audit-related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee, typically subject to a dollar limit of $50,000. The term of any general pre-approval is generally 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. At least annually, the Audit Committee will review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In accordance with this review, the Audit Committee may add to or subtract from the list of general pre-approved services or modify the permissible dollar limit associated with pre-approvals. As set forth in the Pre-approval Policy, unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the rules on independent registered public accounting firm independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative. All of the services described above were approved pursuant to the annual engagement letter or in accordance with the Pre-approval Policy; none were approved pursuant to Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of February 26, 2010, with respect to Aimco’s equity securities beneficially owned by (i) each director and director nominee, the chief executive officer, the chief financial officer and the three other most highly compensated executive officers who were serving as of February 26, 2010, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of February 26, 2010, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and executive officers is 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, unless otherwise specified.

	Number of		Percentage of	Number of		Percentage
Name and Address	shares of		Common Stock	Partnership		Ownership of the
of Beneficial Owner	Common Stock (1)		Outstanding (2)	Units (3)		Company (4)

Directors, Director Nominees & Executive Officers:
Terry Considine	6,469,812	(5)	5.26%	2,439,557	(6)	6.73%
Ernest M. Freedman	41,052	(7)	*	—		*
Timothy J. Beaudin	262,495	(8)	*	—		*
Miles Cortez	514,710	(9)	*	—		*
Lisa R. Cohn	70,443	(10)	*	—		*
James N. Bailey	88,326	(11)	*	—		*
Richard S. Ellwood	107,675	(12)	*	—		*
Thomas L. Keltner	28,883	(13)	*	—		*
J. Landis Martin	287,071	(11)	*	34,646	(14)	*
Robert A. Miller	43,678	(13)	*	—		*
Kathleen M. Nelson	—		*	—		*
Michael A. Stein	39,159	(13)	*	—		*
All directors, director nominees and executive officers as a group (12 persons)	7,953,304	(15)	6.44%	2,474,203	(16)	7.84%
5% or Greater Holders:
The Vanguard Group, Inc.	12,260,466	(17)	10.44%	—		9.65%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
FMR LLC	11,276,517	(18)	9.60%	—		8.88%
Devonshire Street Boston, Massachusetts 02109
Cohen & Steers, Inc.	9,368,836	(19)	7.98%	—		7.38%
280 Park Avenue New York, New York 10017
Blackrock, Inc.	8,762,198	(20)	7.46%	—		6.90%
40 East 52nd Street New York, NY 10022
Security Capital Research & Management Incorporated	7,928,985	(21)	6.75%	—		6.24%
10 South Dearborn Street, Suite 1400 Chicago, Illinois 60603
ING Clarion Real Estate Securities, LLC	7,476,898	(22)	6.37%	—		5.89%
201 King of Prussia Rd, Suite 600
Radnor, PA 19087

*	Less than 1.0%

(1)	Excludes shares of Common Stock issuable upon redemption of common OP Units or Class I High Performance Units (“Class I Units”).

(2)	Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)	Through wholly-owned subsidiaries, Aimco acts as general partner of AIMCO Properties, L.P., the operating partnership in Aimco’s structure. As of March 1, 2010, Aimco held approximately 93% of the interests in AIMCO Properties, L.P. Interests in AIMCO Properties, L.P. that are held by limited partners other than Aimco are referred to as “OP Units.” OP Units include common OP Units and Class I Units. Generally after a holding period of twelve months, common OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each common OP Unit (subject to adjustment). If Aimco acquired all OP Units for Common Stock (without regard to the ownership limit set forth in Aimco’s Charter), these shares of Common Stock would constitute approximately 7% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer. Class I Units are generally not redeemable for, or convertible into, Common Stock; however, in the event of a change of control of the Company, holders of the Class I Units will have redemption rights similar to those of holders of common OP Units.

(4)	Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 7,201,928 OP Units and 2,339,950 Class I Units outstanding as of March 1, 2010, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, Aimco’s ownership limit and, in the case of Class I Units, the absence of a change of control). See note (3) above. Excludes partnership preferred units issued by AIMCO Properties, L.P. and Aimco preferred securities.

(5)	Includes: 366,310 shares held directly by Mr. Considine, 161,987 shares held by an entity in which Mr. Considine has sole voting and investment power, 130,431 shares held by Titahotwo Limited Partnership RLLLP (“Titahotwo”), a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest; and 3,114,971 shares subject to options that are exercisable within 60 days. Also includes the following shares of which Mr. Considine disclaims beneficial ownership: 2,359,200 shares subject to options that are exercisable within 60 days held by Titaho Limited Partnership RLLLP (“Titaho”), a registered limited liability limited partnership for which Mr. Considine’s brother is the trustee for the sole general partner; 112,418 shares held by Mr. Considine’s spouse; 224,051 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power; and 444 shares held by trusts for which Mr. Considine is the trustee.

(6)	Includes 850,185 common OP Units and 1,589,372 Class I Units that represent 11.81% of common OP Units outstanding and 67.92% of Class I Units outstanding, respectively. The 850,185 common OP Units include 510,452 common OP Units held directly by Mr. Considine, 179,735 common OP Units held by an entity in which Mr. Considine has sole voting and investment power, 2,300 common OP Units held by Titahotwo, and 157,698 common OP Units held by Mr. Considine’s spouse, for which Mr. Considine disclaims beneficial ownership. All Class I Units are held by Titahotwo.

(7)	Includes 1,041 shares subject to options that are exercisable within 60 days.

(8)	Includes 29,454 shares subject to options that are exercisable within 60 days.

(9)	Includes 329,818 shares subject to options that are exercisable within 60 days.

(10)	Includes 9,497 shares subject to options that are exercisable within 60 days.

(11)	Includes 31,239 shares subject to options that are exercisable within 60 days.

(12)	Includes 31,239 shares subject to options that are exercisable within 60 days, 1,578 shares that are held by Mr. Ellwood’s spouse, for which Mr. Ellwood disclaims beneficial ownership, and 319 shares held in a charitable trust for which Mr. Ellwood disclaims beneficial ownership.

(13)	Includes 4,075 shares subject to options that are exercisable within 60 days.

(14)	Includes 280.5 common OP Units, which represent less than 1% of the class outstanding, and 34,365 Class I Units, which represent 1.47% of the class outstanding.

(15)	Includes 5,949,923 shares subject to options that are exercisable within 60 days.

(16)	Includes 850,466 common OP Units and 1,623,737 Class I Units, which represent 11.81% of common OP Units outstanding and 69.39% of Class I Units outstanding, respectively.

(17)	Beneficial ownership information is based on information contained in an Amendment No. 6 to Schedule 13G filed with the SEC on February 4, 2010, by The Vanguard Group, Inc. According to the schedule, The Vanguard Group, Inc. has sole voting power with respect to 187,123 shares and sole dispositive power with respect to 12,093,143 of the shares and shared dispositive power with respect to 167,323 of the shares.

(18)	Beneficial ownership information is based on information contained in an Amendment No. 2 to Schedule 13G filed with the SEC on February 16, 2010, by FMR LLC on behalf of itself and affiliated persons and entities. The schedule contains the following information regarding beneficial ownership of the shares: (a) Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is the beneficial owner of 8,075,868 shares; (b) Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 238,662 shares; (c) Pyramis Global Advisors Trust Company, and indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 836,164 shares; (d) FIL Limited is the beneficial owner of, and has sole dispositive power with respect to, 2,124,485 shares and has sole voting power with respect to 2,101,401 shares; (e) each of Edward C. Johnson 3d and FMR LLC has sole dispositive power with respect to 8,075,868 shares and sole voting power with respect to 238,662 shares; and (f) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC is the beneficial owner of 1,338 shares.

(19)	Beneficial ownership information is based on information contained in an Amendment No. 6 to Schedule 13G filed with the SEC on February 12, 2010, by Cohen & Steers, Inc. on behalf of itself and affiliated entities. According to the schedule, included in the securities listed above as beneficially owned by Cohen & Steers, Inc. are 7,658,043 shares and 7,547,228 shares over which Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (which is held 100% by Cohen & Steers, Inc.), respectively, have sole voting power and 9,368,836 shares and 9,106,650 shares, respectively, over which such entities have sole dispositive power. Also included in the securities listed above are 110,815 shares over which Cohen & Steers Europe S.A. has sole voting power and 262,186 shares over which Cohen & Steers Europe S.A. has sole dispositive power. Cohen & Steers Europe S.A. is held 100% by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc.

(20)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on January 29, 2010, by Blackrock, Inc.

(21)	Beneficial ownership information is based on information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2010, by Security Capital Research & Management Incorporated. According to the schedule, Security Capital Research & Management Incorporated has sole voting power with respect to 5,448,965 shares and sole dispositive power with respect to all of the reported shares.

(22)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 12, 2010, by ING Clarion Real Estate Securities, LLC. According to the schedule, ING Clarion Real Estate Securities, LLC has sole voting power with respect to 3,160,420 shares, shared voting power with respect to 4,100 shares, and sole dispositive power with respect to all of the reported shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This CD&A addresses the following:

•	Aimco’s executive compensation philosophy;

•	Components of executive compensation;

•	Total compensation for 2009;

•	Other compensation;

•	Post-employment compensation and severance arrangements;

•	Other benefits; perquisite philosophy;

•	Stock ownership guidelines and required holding periods after vesting;

•	Role of outside consultants and executive officers;

•	Base salary, incentive compensation, and equity grant practices; and

•	2010 compensation targets.

Aimco’s Executive Compensation Philosophy

Aimco’s philosophy in setting compensation for executive officers is to provide total compensation that is competitive with that paid by a group of Aimco’s peers as identified below, both as a measure of fairness and also to provide an economic incentive to remain with Aimco. Aimco ties pay in part to individual performance and in part to Aimco’s results and measures performance over one year. Aimco defers the vesting of some portion of compensation so that executives bear longer term exposure to decisions made and to create “switching costs.” Aimco also requires substantial equity holdings by senior executives in order to increase their alignment with stockholders.

Components of Executive Compensation

Total compensation for Aimco’s executive officers is comprised of the following components:

•	Base compensation;

•	Short-term incentive compensation (“STI”), paid in cash; and

•	Long-term incentive compensation (“LTI”), paid in restricted stock, stock options and/or deferred cash. LTI vests over time (typically a period of four years).

How the Committee determines the amount of target total compensation for executive officers.

The Compensation and Human Resources Committee (the “Committee”) reviews the performance of, and determines the compensation for, the Chief Executive Officer. The Committee also reviews the decisions made by the Chief Executive Officer as to the compensation of Aimco’s other executive officers.

Base compensation is set by, using as a guide, median base compensation paid by peer comparators (discussed further below) for similar positions. In general, base compensation for executives relatively new to their positions is set below the median, and base compensation for seasoned executives is set near the median.

STI is targeted to deliver total cash (base compensation plus STI) levels at the median paid by peer comparators, with meaningful upside and downside. LTI is targeted to deliver total compensation (base compensation, STI and LTI) levels at the median paid by peer comparators.

How peer comparators are identified.

Aimco considers enterprise Gross Asset Value (“GAV”), which is Aimco’s estimation of the fair value of its assets, as an imprecise, but reasonable, representation of the complexity of a real estate business and of the responsibilities of its leaders. In addition to GAV, Aimco also reviews other factors, including gross revenues, number of properties, and number of employees, to determine if these factors provide any additional insight into the size and complexity factors of its analysis. Based on this analysis, Aimco includes as “peers” for 2009 compensation the following 22 real estate companies: AMB Property Corp., AvalonBay Communities Inc., Boston Properties, Inc., Brookfield Property Corp., CBL & Associates Properties, Inc., Camden Property Trust, Developers Diversified Realty Corp., Douglas Emmett, Inc., Duke Realty Corp., Equity Residential, HCP, Inc., Host Hotels & Resorts, Inc., Kimco Realty Corp., Liberty Property Trust, Macerich Co., Public Storage, Inc., Regency Centers Corp., SL Green Realty Corp., Taubman Centers, Inc., UDR, Inc., Ventas, Inc., and Weingarten Realty Investors. At the time 2009 compensation targets were established, approximately half of these real estate companies had a larger GAV, and approximately half of these real estate companies had a smaller GAV, than Aimco.

How the Committee determines the allocation of Mr. Considine’s target total compensation between base compensation, STI and LTI.

The Committee’s philosophy with respect to Mr. Considine’s base compensation is to set a fixed base compensation amount to provide a level of base compensation that is competitive with pay for comparable chief executive officer positions in real estate companies and companies in other industries with similar revenue size and management complexity. The Committee set that level at $600,000 in Mr. Considine’s employment agreement. In 2009, Mr. Considine’s base compensation was paid in cash, and will be paid in cash in 2010.

In his employment agreement, the Committee set Mr. Considine’s target STI and LTI using median competitive target total cash compensation and median target total compensation for Aimco’s peers identified above.

How Aimco determines the allocation of target total compensation for executive officers (other than the CEO) between base compensation, STI and LTI.

Base compensation amounts are generally the same for officers with comparable levels of responsibility to provide internal equity and consistency among executive officers. Executive officer base compensation is paid in cash. In some cases, base compensation varies from that of the market median or from that of officers with comparable levels of responsibility because of the current recruiting or retention market for a particular position, or because of the tenure of a particular officer in his position.

Target STI and LTI for executive officers was set using median competitive target total cash compensation and median target total compensation for Aimco’s peers. Target STI and LTI for executive officers relatively new to their positions was set below the median levels of target total cash compensation and target total compensation paid by Aimco’s peers.

How incentive compensation (STI and LTI) serves Aimco’s objectives.

Incentive compensation is used primarily to provide total compensation potential that is competitive with pay for comparable positions in real estate companies. Providing incentive compensation in the form of Aimco equity that vests over time (typically a period of four years) serves as a retention incentive, aligns executive compensation with stockholder objectives and serves as an incentive to take a longer-term view of Aimco’s performance. When the equity is in the form of restricted stock, the compensation is linked to performance because the future value of the equity depends on the performance of Aimco’s stock.

Risk analysis of Aimco’s compensation programs.

Neither Aimco’s executive compensation program nor any of its non-executive compensation programs create risk-taking incentives that are reasonably likely to have a material adverse effect on the organization. Aimco’s compensation programs align with the long-term interests of the Company, as follows:

•	Limits on STI. The compensation of executive officers and other team members is not overly weighted toward STI. Moreover, STI is capped.

•	Use of LTI. LTI is included in target total compensation for all officers and vests over time, typically a period of four years. The vesting period encourages officers to focus on sustaining Aimco’s long-term performance. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their target total compensation allocated to LTI.

•	Stock ownership guidelines and required holding periods after vesting. Aimco’s stock ownership guidelines require all executive officers to hold a certain amount of Aimco equity. Any executive officer who has not yet satisfied the stock ownership requirements for his or her position must satisfy certain required holding periods after vesting until stock ownership requirements are met. These policies ensure each executive officer has a substantial amount of personal wealth tied to long-term holdings in Aimco stock.

•	Shared performance metrics across the organization. A portion of STI for all officers and corporate team members is based upon Aimco’s performance against its corporate goals, which are core to the long-term strategy of Aimco’s business and are reviewed and approved by the Board. Aimco’s performance against its corporate goals accounts for 25% of STI for all corporate team members, at least 25% of STI for officers, 75% of STI for all named executive officers other than Mr. Considine, and 100% of STI for Mr. Considine.

•	Multiple performance metrics. Incentive compensation for Aimco team members, including executive officers, is based on many different performance metrics. Aimco’s five corporate goals for 2009, with sub-goals, contained eleven different performance measurements. In addition, through Aimco’s performance management program, Managing Aimco Performance, or MAP, which sets and monitors performance objectives for each team member, each team member has several different individual performance goals that are set at the beginning of year and approved by management. Each of the named executive officers other than Mr. Considine (whose individual goals were identical to Aimco’s corporate goals) had an average of five individual goals for 2009. Having multiple performance metrics inherently reduces excessive or unnecessary risk-taking as incentive compensation is spread among a number of metrics rather than a few.

Total compensation for 2009

For 2009, total compensation is the sum of base compensation, STI and LTI.

Base Compensation for 2009

Mr. Considine’s Base Compensation

In 2009, Mr. Considine’s base compensation of $600,000 was paid in cash. His base compensation of $600,000 has remained unchanged since 2006.

Other Executive Officer Base Compensation

For 2009, base compensation for all other executive officers was set between $300,000 and $500,000, and, other than with respect to Mr. Freedman, there were no increases in base compensation in 2009. In connection with his promotion to Chief Financial Officer, Mr. Freedman’s annual base compensation was set at $335,000 effective November 1, 2009.

Incentive Compensation for 2009

The Compensation Committee determined Mr. Considine’s STI by the extent to which Aimco met five designated corporate goals, which are described below and are referred to as Aimco’s Key Performance Indicators, or KPI.

For the other executive officers, calculation of STI is determined by two components, Aimco’s performance against the KPI and each individual officer’s achievement of his or her MAP goals. An allocation of the target STI is made as follows: 75% of the target STI is calculated based on KPI and 25% of the target STI is calculated based on MAP. For example, if an executive’s target STI is $500,000, then 75% of that amount, or $375,000, varies based on KPI results and 25% of that amount, or $125,000, varies based on MAP results. If KPI results are 50%, then the executive receives 50% of $375,000 (or $187,500) for that portion of his STI and if MAP results are 100%, then the executive receives 100% of the $125,000, for a total STI payment of $312,500.

Aimco’s KPI consisted of five corporate goals that were reviewed with, and approved by, the Committee. These goals and their expected successful outcome aligned executive officers with the long-term goals of the Company without encouraging them to take unnecessary and excessive risks. For most goals, Threshold performance paid out at 50%; Target performance paid out at 100%; and Maximum performance paid out at 200%. For a few goals, performance was capped at Target. Performance below Threshold resulted in zero payout. Performance between Threshold and Target and Target and Maximum was calculated to determine the interpolated result. Four of the five goals also carried discretionary components. The following were Aimco’s KPI for 2009 and the Company’s performance against those goals:

•	Property operations performance. This goal represented 30% of the KPI assuming Target performance across all KPI goals. This goal focused on Aimco’s Net Operating Income (“NOI”) for Aimco’s same-store conventional portfolio as compared to Aimco’s multi-family peers (Avalon Bay Communities Inc., Camden Property Trust, Equity Residential, Essex Property Trust, Inc., Home Properties, Inc., Post Properties Inc., and UDR, Inc.) on a market weighted basis. Target performance on this goal was 50 basis points outperformance, with a Threshold of performance equal to these peers and Maximum performance of 100 basis points or greater outperformance. This portion comprised 25% out of the 30%. The goal also includes a discretionary component, which comprised 5% of the 30%, relating to resident satisfaction as determined by resident surveys.

•	Despite an economically turbulent 2009, total portfolio NOI, produced by Aimco’s same-store conventional properties, conventional redevelopment properties and affordable properties, was down just 0.5% from 2008. The goal, however, focused solely on Aimco’s same-store conventional property NOI as compared to peers on a market weighted basis, which was negative 27 basis points, resulting in no payout on that portion of the goal.

•	With respect to the resident satisfaction portion of this goal, Aimco’s average monthly resident satisfaction survey composite score increased in 2009 as compared to 2008. Accordingly, the Committee determined that a payout of 5% (out of 5%) was appropriate for Mr. Considine on that portion of this goal, and Mr. Considine made the same determination for the rest of the Aimco team.

•	Property sales and portfolio quality. This goal represented 25% of the KPI assuming Target performance across all KPI goals. This goal focused on net proceeds from property sales ranging from $350 million (Threshold) to $750 million or greater (Maximum), with a Target of $422 million. This portion of the goal comprised 20% of the 25%. Whether property sales were consistent with and enhanced Aimco’s objectives regarding portfolio allocation was determined on a discretionary basis and comprised 5% of the 25%.

•	Aimco generated $421 million of net proceeds (a 19.86% achievement), which were used to reduce debt and other corporate purposes. These property sales also improved the overall quality of Aimco’s remaining properties — for example, average rents are 45% higher than they were seven years ago — 30% higher than those of the assets Aimco sold in 2009, and 5% above local market average rents.

•	With respect to whether asset sales were consistent with and enhanced portfolio allocation, the Committee determined that a payout of 4.5% (out of 5%) was appropriate for Mr. Considine on that portion of this goal, and Mr. Considine made the same determination for the rest of the Aimco team. As of December 31, 2009, 88% of Aimco’s portfolio was in Aimco’s target markets, up from 84% at December 31, 2008.

•	Funds from Operations, or FFO, before operating real estate impairments and preferred stock redemption related gains, adjusted for the dilutive or accretive impact of property sales in 2009. This goal represented 20% of the KPI assuming Target performance across all KPI goals. Threshold performance on this goal was $1.65 per share, Target was $1.80 per share, and Maximum was $2.13 or greater per share. Aimco’s reported full year FFO before operating real estate impairments and preferred stock redemption related gains was $1.55 per share after deducting a $0.10 per share non-cash impairment charge related to Aimco’s interest in Casden Properties LLC. As this impairment resulted from the decline in value of certain land parcels owned by Casden Properties LLC, the Committee determined that this impairment was similar to others that are routinely excluded from FFO as determined by Aimco. Accordingly, the Committee determined to adjust FFO for the purposes of determining performance against this KPI for Mr. Considine. Mr. Considine made the same determination for the rest of the Aimco team. Based on the timing of property sales in 2009 and the corresponding use of proceeds, it was determined that property sales had a $0.16 per share dilutive impact on Aimco’s FFO. Therefore, FFO for purposes of this KPI equaled $1.81, resulting in a payout on this goal of 20.606%.

•	Property debt refinancing. This goal represented 15% of the KPI assuming Target performance across all KPI goals. The goal consisted of four components of equal weight (3.75%) relating to refinancing loans maturing in 2009-2011, securing additional financing on redevelopment projects, minimizing refinancing shortfalls, and reducing refunding risk on certain swap arrangements.

•	On refinancing of loans maturing in 2009-2011, the goal was to refinance between 24 and 32 properties; Aimco refinanced 33 properties, resulting in a payout on this component of the goal of 7.50% (i.e., the maximum payout of 200%).

•	The second component of the goal was to secure additional financing on redevelopment projects of between $30 million and $116 million with a target of $73 million. Performance against this component of the goal was $36 million, resulting in a payout of 2.137%.

•	The third component of the goal was to minimize refinancing short-falls to between $105 million at Threshold and $40 million or less at Maximum, with a Target of $73 million. Performance against this component of the goal was $91 million, resulting in a payout of 2.695%.

•	The fourth component of the goal, reducing refunding risk on certain swap arrangements, was evaluated on a discretionary basis. The Committee determined that a payout of half of this component (1.875% out of 3.75%) was appropriate for Mr. Considine on that portion of this goal, and Mr. Considine made the same determination for the rest of the Aimco team.

•	Compliance and team member engagement. This goal represented 10% of the KPI assuming Target performance across all KPI goals. Performance on this goal was capped at Target. Achievement of the compliance portion of the goal, which was evaluated on a discretionary basis, considered Aimco’s performance in its Sarbanes-Oxley Section 404 internal control results, compliance, legal and regulatory requirements including those related to subsidized housing and fair housing, bond covenants, environmental laws and regulations, labor and employment laws and regulations, Aimco’s Code of Business Conduct and Ethics, and workplace safety rules. Based on Aimco’s substantial achievement of this goal, the Committee determined that a payout of 3.5% (out of 5%) was appropriate for Mr. Considine on that portion of this goal, and Mr. Considine made the same determination for the rest of the Aimco team. Achievement of the team engagement goal required an overall employee engagement score of greater than 70% on Aimco’s 2009 team member engagement survey, which Aimco administers internally with the assistance of a third-party consultant. The overall employee engagement score from the survey was below 70%, resulting in a 0% payout for this portion of the goal.

Aimco’s KPI performance was 67.67% out of a possible 100%. Accordingly, each executive officer was awarded 67.67% of the portion of his or her STI attributable to KPI.

For 2009, LTI was set for the primary purpose of retention. The Committee considered whether to make special retention grants at the start of 2009 and made the decision not to do so. Instead the Committee determined that LTI for 2009 (granted in 2010) would be awarded for retention and would not be subject to adjustment, upward or downward, based on company or individual performance. The rationale for the Committee’s approach included a consideration of the challenges faced by the Company’s executive team. Specifically, beginning in late 2008 and throughout 2009, Aimco sold a large number of properties, substantially reduced its general and administrative expenses, including the elimination of a substantial number of positions, including at the officer level, and reduced compensation targets for officers. As such, each executive officer was awarded his or her target LTI.

Mr. Considine voluntarily reduced his incentive compensation target (both STI and LTI combined) for 2009 by 18% to $3.21 million in consideration of the economic turbulence. Mr. Considine’s STI for 2009 is entirely based on Aimco’s performance against the five designated corporate goals. Mr. Considine’s STI was calculated by multiplying his STI target of $1.05 million by 67.67%, which was Aimco’s overall performance on the five corporate goals. As discussed above, LTI was set for the primary purpose of retention. This resulted in the following:

		Target Total		2009 Incentive Compensation
		Incentive		STI	LTI
Target Total	Paid	Compensation			Stock	Restricted	Total 2009
Compensation ($)	Base ($)	STI (Cash $)	LTI ($)	Cash ($)	Options ($)	Stock ($)	Compensation ($)

3,810,000	600,000	1,050,000	2,160,000	710,535	—	2,160,000	3,470,535

Mr. Considine’s STI is paid in cash and his LTI is in the form of 129,419 shares of restricted stock, which vest ratably over four years. The shares were granted on February 26, 2010. Because the equity award for 2009 LTI was made in 2010, pursuant to the applicable disclosure rules, such award will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2010” table in Aimco’s proxy statement for the 2011 annual meeting of stockholders. Providing LTI in the form of Aimco equity that vests over time serves as a retention incentive, aligns Mr. Considine’s compensation with stockholder objectives and serves as an incentive to take a longer term view of Aimco’s performance. Mr. Considine’s compensation is highly variable, and has been adjusted significantly with performance over the past five years.

As noted above, for the other executive officers, calculation of STI is determined by two components, Aimco’s performance against the KPI and each individual officer’s achievement of his or her MAP goals. An allocation of the target STI is made as follows: 75% of the target STI was based on Aimco’s performance against the KPI and 25% of the target STI was calculated based on each executive’s achievement of his or her individual MAP objectives. As noted above, Aimco’s KPI performance was 67.67% out of a possible 100%. Accordingly, each executive officer was awarded 67.67% of the portion of his or her STI (i.e., 75% of the target STI amount shown below) attributable to KPI. In determining the MAP achievement component of 2009 STI, Mr. Considine determined that: Mr. Freedman’s MAP achievement would be paid at 100% for his contributions to finance and planning and his contributions as Chief Financial Officer; Mr. Beaudin’s MAP achievement would be paid at 100% for his leadership and development of the senior management team and at all levels throughout the organization; Mr. Cortez’s MAP achievement would be paid at 50% for his role in addressing issues related to certain challenged assets in the portfolio; and Ms. Cohn’s MAP achievement would be paid at 112.5% for her leadership over insurance and risk management, for which she assumed responsibility in late 2008, and her oversight over a variety of legal matters. The Committee reviewed Mr. Considine’s determinations.

			Target Total		2009 Incentive Compensation ($)
			Incentive		STI	LTI
	Target Total	Paid	Compensation			Stock	Restricted	Total 2009
	Compensation ($)	Base ($)	STI (Cash $)	LTI ($)	Cash ($)	Options ($)	Stock ($)	Compensation ($)

Mr. Freedman	930,250	305,000	250,250	375,000	189,571	—	375,000	869,571
Mr. Beaudin	2,550,000	500,000	650,000	1,400,000	492,391	—	1,400,000	2,392,391
Mr. Cortez	945,000	350,000	210,000	385,000	132,830	—	385,000	867,830
Ms. Cohn	877,500	325,000	195,000	357,500	153,811	—	357,500	836,311

Pursuant to the applicable disclosure rules, the STI shown above appears in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.”

With respect to LTI, the shares of restricted stock were granted February 26, 2010, and vest ratably over four years. Because the equity awards for 2009 incentive compensation were made in 2010, pursuant to the applicable disclosure rules, such awards will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2010” table in Aimco’s proxy statement for the 2011 annual meeting of stockholders. For the purpose of calculating the number of shares of restricted stock to be granted, the dollars allocated to restricted stock were divided by $16.69 per share, which was the closing price of Aimco’s Common Stock on the New York Stock Exchange on the grant date of February 26, 2010.

Thomas M. Herzog and David Robertson resigned from their positions as executive officers of Aimco prior to the time incentive compensation for 2009 was awarded, and, therefore, received no incentive compensation for 2009. Mr. Herzog, in exchange for his execution of a separation agreement and release (which included a reaffirmation of his non-competition, non-solicitation and non-disclosure agreement) received a cash separation payment of $1.5 million, which payment was made in 2009. Mr. Robertson, in exchange for his execution of a separation agreement and release (which included a reaffirmation of his non-competition, non-solicitation and non-disclosure agreement) received a cash separation payment of $2.4 million, which payment was made in 2010.

Other Compensation

From time to time, Aimco determines to provide executive officers with additional compensation in the form of discretionary cash or equity awards. No such additional compensation was provided to the named executive officers in 2009.

Post-Employment Compensation and Severance Arrangements

401(k)

Aimco provides a 401(k) plan that is offered to all Aimco team members. In 2008, Aimco matched 100% of participant contributions to the extent of the first 3% of the participant’s eligible compensation and 50% of participant contributions to the extent of the next 2% of the participant’s eligible compensation. Effective January 29, 2009, Aimco suspended the employer matching contribution. As a result, participant contributions made on or after January 29, 2009, were not matched with an employer contribution. Aimco may resume employer matching contributions on a discretionary basis at any time.

Other than the 401(k) plan, Aimco does not provide post-employment benefits. Aimco does not have a pension plan, a SERP or any similar arrangements.

Executive Severance Arrangements

In response to a stockholder proposal seeking certain limitations regarding executive severance arrangements, in July 2004, the Committee adopted an executive severance policy. That policy provides that Aimco shall seek stockholder approval or ratification of any future severance agreement for any senior executive officer that provides for benefits, such as lump-sum or future periodic cash payments or new equity awards, in an amount in excess of 2.99 times such executive officer’s base salary and bonus. Compensation and benefits earned through the termination date, the value of vesting or payment of any equity awards outstanding prior to the termination date, pro rata vesting of any other long-term awards, or benefits provided under plans, programs or arrangements that are applicable to one or more groups of employees in addition to senior executives are not subject to the policy. Even prior to the Committee’s response to the stockholder proposal, it had been Aimco’s longstanding practice not to enter into agreements with senior executives to provide excessive severance arrangements.

In connection with its reduced scale and scope of activities, Aimco reviewed its level of spending and made decisions to consolidate its senior management ranks in 2009. As a result, Mr. Herzog resigned as Chief Financial Officer effective March 1, 2009. Mr. Robertson, who, in addition to his other responsibilities, which included serving as Aimco’s Chief Investment Officer, assumed the Chief Financial Officer position effective March 1, 2009, resigned as Chief Financial Officer effective November 1, 2009, and from his other positions effective December 31, 2009. Messrs. Herzog and Robertson received separation payments of $1.5 million and $2.4 million, respectively.

Such payments to Messrs. Herzog and Robertson were within the executive severance policy and did not exceed 2.99 times their respective base salary and bonus.

Executive Employment Arrangements

On December 29, 2008, Aimco entered into an employment agreement with Mr. Considine to replace his July 29, 1994, employment agreement and the 2002 non-competition and non-solicitation agreement between Mr. Considine and Aimco. The employment agreement was entered into to reflect current practice and update Aimco’s agreement with Mr. Considine, which had not been formally revised since the Company’s initial public offering in 1994, and to make the compensation arrangements compliant with certain Internal Revenue Service requirements, primarily Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which required documentary compliance by December 31, 2008. In connection with the execution of the employment agreement, Mr. Considine did not receive any additional equity awards or signing bonus. The Committee evaluated the terms of Mr. Considine’s employment agreement in comparison to those of the CEOs of Aimco’s peers and other comparable companies.

The employment agreement is for an initial five-year term, with automatic renewal for successive one-year terms until the year in which Mr. Considine reaches age 70, unless earlier terminated. The employment agreement eliminates the evergreen term in the prior employment agreement.

Mr. Considine continues to receive his current base pay of $600,000, subject to future increase. Mr. Considine also continues to be eligible to participate in Aimco’s performance-based incentive compensation plan with a target total incentive compensation amount of not less than $3.9 million, which may be paid in cash or in equity.

The employment agreement provides severance payments to Mr. Considine upon his termination of employment by Aimco without cause, by Mr. Considine for good reason and upon a termination for reason of disability.

Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control. Mr. Considine’s “walk right” under the 1994 employment agreement (that is, his right to severance payments upon his terminating employment with the Company within two years following a change in control) was eliminated. The definition of change in control was also narrowed to increase the required percentage of change in ownership and to require the occurrence of the applicable change in control event, as opposed to shareholder approval of such event.

Upon his termination of employment by Aimco without cause, by Mr. Considine for good reason, or upon a termination for reason of disability, Mr. Considine is generally entitled to (a) a lump sum cash payment equal to two times the sum of base salary at the time of termination and $1.65 million, subject to certain limited reductions, (b) any STI earned but unpaid for a prior fiscal year, (c) a pro-rata portion of a $1.65 million STI amount for the fiscal year in which the termination occurs, and (d) immediate full acceleration of any outstanding unvested stock options and equity awards with certain limitations on the term thereof.

In the event of Mr. Considine’s death, the Company will pay or provide to Mr. Considine’s estate any earned but unpaid base salary and vested accrued benefits and any STI earned but unpaid for a prior fiscal year, and all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable subject to certain limitations on the term thereof.

Under the employment agreement, in the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Code, Mr. Considine is entitled to receive a limited gross-up payment, subject to a maximum of $5 million. If covered payments are less than 10% over the permitted limit, Mr. Considine is required to reduce his payments to avoid triggering a gross-up payment. The limited gross-up payment is intended to balance the interests of Aimco’s stockholders, eliminate the incentive for the early exercise of stock options and reflect competitive practice.

The employment agreement also contains customary confidentiality provisions, a limited mutual non-disparagement provision, and non-competition, non-solicitation and no-hire provisions.

None of Messrs. Freedman, Cortez, Herzog, or Robertson or Ms. Cohn has an employment agreement or severance arrangement. As agreed to in connection with the recruitment of Mr. Beaudin, if Mr. Beaudin’s employment is terminated other than for cause, Mr. Beaudin is entitled to a separation payment in an amount equal to his base salary of $500,000 and accelerated vesting of certain restricted stock grants. The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Considine, Freedman, Beaudin, Cortez, Herzog, and Robertson and Ms. Cohn provide that upon a change of control, all outstanding shares of restricted stock become immediately and fully vested and all unvested stock options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option. Upon their resignations from Aimco, which became effective March 1, 2009, and December 31, 2009, respectively, Messrs. Herzog and Robertson forfeited all unvested restricted stock and unvested stock options.

Other Benefits; Perquisite Philosophy

Aimco’s executive officer benefit programs are substantially the same as for all other eligible officers and employees. Aimco does not provide executives with more than minimal perquisites, such as reserved parking places.

Stock Ownership Guidelines and Required Holding Periods After Vesting

Aimco believes that it is in the best interest of Aimco’s stockholders for Aimco’s executive officers to own Aimco stock. The Committee and management have established stock ownership guidelines for Aimco’s executive officers. Equity ownership guidelines for all executive officers are determined as a minimum of the lesser of a multiple of the executive’s base salary or a fixed number of shares. The Committee and Mr. Considine reviewed each executive officer’s holdings in light of the stock ownership guidelines and each executive officer’s accumulated realized and unrealized stock option and restricted stock gains.

Aimco’s stock ownership guidelines require the following:

Officer Position	Ownership Target

Chief Executive Officer	Lesser of 5x base salary or 150,000 shares
President, Chief Operating Officer	Lesser of 5x base salary or 150,000 shares
Chief Financial Officer	Lesser of 5x base salary or 75,000 shares
Chief Administrative Officer	Lesser of 4x base salary or 35,000 shares
Other Executive Vice Presidents	Lesser of 3x base salary or 22,500 shares

Any executive who has not satisfied the stock ownership guidelines must, until the stock ownership guidelines are satisfied, hold 50% of after tax shares of restricted stock for at least three years from the date of vesting, and hold 50% of shares acquired upon option exercises (50% calculated after exercise price plus taxes) for at three years from the date of exercise.

Each of Messrs. Considine, Beaudin, and Cortez and Ms. Cohn exceed the ownership targets established in Aimco’s stock ownership guidelines. Mr. Freedman, promoted to Chief Financial Officer on November 1, 2009, does not yet meet the ownership targets, with holdings of 40,011 shares.

Role of Outside Consultants and Executive Officers

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. The Committee has engaged Aon Consulting (“Aon”), as its independent compensation consultant. At the direction of the Committee, Aon coordinates and consults with Ms. Cohn and Jennifer Johnson, Senior Vice President — Human Resources, regarding executive compensation matters. Aon provides the Committee with an independent view of both market data and plan design. Aimco management has engaged Ferguson Partners to assist in designing Aimco’s executive compensation plan. Neither Aon nor Ferguson Partners provided other services to the Company in excess of $120,000.

Base Salary, Incentive Compensation, and Equity Grant Practices

Base salary adjustments typically take effect on July 1. The Committee (for Mr. Considine), and Mr. Considine, in consultation with the Committee (for the other executive officers), determine incentive compensation in late January or early February. STI is typically paid in February or March. LTI is awarded on a date determined by the Committee, typically in late January or in February.

Aimco grants equity in two scenarios: in connection with incentive compensation, as discussed above; and in connection with certain new-hire packages.

With respect to LTI, the Committee sets the grant date for the stock option and restricted stock grants. The Committee sets grant dates at the time of its final compensation determination in late January or in February. The date of determination and date of award are not selected based on share price. In the case of new-hire packages that include equity awards, option grants are made on the employee’s start date or on a date designated in advance based on the passage of a specific number of days after the employee’s start date. For non-executive officers, as provided for in the 2007 Plan, the Committee has delegated the authority to make equity awards, up to certain limits, to the Chief Financial Officer (Mr. Freedman) and/or Corporate Secretary (Ms. Cohn). The Committee and Mr. Freedman and Ms. Cohn time grants without regard to the share price or the timing of the release of material non-public information and do not time grants for the purpose of affecting the value of executive compensation.

In 2009, other than with respect to year-end incentive compensation for 2008, Aimco made no equity awards, either as part of new-hire packages or as additional compensation.

2010 Compensation Targets

As in 2009, Mr. Considine proposed an incentive compensation target (both STI and LTI combined) for 2010 that is less than the target of $3.9 million minimum target provided for in Mr. Considine’s employment agreement. Mr. Considine proposed a lower target amount during this period of economic uncertainty and consistent with the Company’s continued focus on cost control. The Committee accepted Mr. Considine’s proposal and set his target total compensation (base compensation, STI and LTI) for 2010 at $3.65 million. Mr. Considine set target total compensation (base compensation, STI and LTI) for 2010 for the other named executive officers as follows. Mr. Freedman — $1.0 million; Mr. Beaudin — $2.45 million; Mr. Cortez — $845,000; and Ms. Cohn — $1.0 million. Both Aimco and individual performance will determine the amount paid for 2010 incentive compensation, and such amounts may be less than, or in excess of, these target amounts. STI will be paid in cash, and LTI will be paid in the form of restricted stock, stock options and/or deferred cash.

LTI for 2010 will be based in part on total shareholder return (“TSR”). Specifically, one-third of each executive officer’s LTI target will be awarded for the purpose of attracting and retaining key talent integral to the success of Aimco. Two-thirds of the LTI target will be calculated using TSR, with half (one-third of the total LTI target) calculated based on Aimco’s one-year TSR as compared to the MSCI US REIT Index (the “Index”) and half (another one-third of the total LTI target) calculated based on Aimco’s three-year TSR as compared to the Index. Aimco TSR at greater than 110% of the Index will result in a 125% payout of the LTI target attributable to TSR and Aimco TSR at less than 90% of the Index will result in a 75% payout of the LTI target attributable to TSR. Aimco TSR between 90% and 110% of the Index will result in a 100% payout of the LTI target attributable to TSR. When granted, the LTI will be subject to vesting requirements as well as Aimco’s stock ownership guidelines and required holding periods after vesting.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT TO STOCKHOLDERS

The Compensation and Human Resources Committee held five meetings during fiscal year 2009. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation and Human Resources Committee, the Compensation and Human Resources Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.

Date: March 5, 2010

J. LANDIS MARTIN (CHAIRMAN)
JAMES N. BAILEY
RICHARD S. ELLWOOD
THOMAS L. KELTNER
ROBERT A. MILLER
MICHAEL A. STEIN

The above report will not be deemed to be incorporated by reference into any filing by Aimco under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Aimco specifically incorporates the same by reference.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation attributable to the principal executive officer, principal financial officer, each individual who served as the principal financial officer, and the three other most highly compensated executives in 2009, 2008 and 2007.

										Change in
										Pension
										Value and
										Nonqualified
									Non-Equity	Deferred	All
Name and						Stock	Option		Incentive	Compensation	Other
Principal		Salary		Bonus		Awards	Awards		Plan Compensation	Earnings	Compensation
Position	Year	($)		($)		($)(1)	($)(2)		($)(3)	($)	($)(4)		Total ($)

Terry Considine — Chairman of the Board of Directors and Chief Executive Officer(5)	2009	600,000		—		—	2,000,000		710,535	—	—		3,310,535
	2008	—	(6)	—		—	3,200,000	(7)	1,700,000	—	—		4,900,000
	2007	—	(6)	—		—	2,650,005	(7)	—	—	—		2,650,005
Ernest M. Freedman — Executive Vice President and Chief Financial Officer	2009	305,000		—		—	—		189,571	—	458		495,029
Timothy J. Beaudin — President and Chief Operating Officer	2009	500,000		—		669,241	—		492,391	—	833		1,662,465
	2008	500,000		—		336,254	118,573		1,100,000	—	9,200		2,064,027
	2007	350,004		—		768,290	—		800,000	—	9,000		1,927,294
Miles Cortez — Executive Vice President and Chief Administrative Officer	2009	350,000		—		253,355	—		132,830	—	583		736,768
	2008	350,000		—		97,154	34,256		250,000	—	9,200		740,610
Lisa R. Cohn — Executive Vice President, General Counsel and Secretary	2009	325,000		—		253,355	—		153,811	—	542		732,708
Thomas M. Herzog — Executive Vice President and Chief Financial Officer(8)	2009	112,500	(9)	—		430,299	—		—	—	1,500,617	(10)	2,043,416
	2008	400,000		—		298,875	105,401		697,500	—	9,200		1,510,976
	2007	350,003		—		864,944	—		750,000	—	9,000		1,973,947
David Robertson — President, Chief Investment Officer and Chief Financial Officer(11)	2009	534,722	(12)	—		501,928	175,000		—	—	2,400,833	(13)	3,612,483
	2008	450,000		—		555,788	196,003		1,111,500	—	9,200		2,322,491
	2007	389,611		106,711	(14)	2,925,486	1,804,909		1,125,000	—	9,000		6,360,717

(1)	This column represents the aggregate grant date fair value of stock awards in the year granted computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718, although they are attributable to the prior compensation year. Because stock awards for 2009 incentive compensation were made in 2010, pursuant to the applicable disclosure rules, such awards will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2010” table in Aimco’s proxy statement for the 2011 annual meeting of stockholders. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to note 12 to the Aimco financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	This column represents the aggregate grant date fair value of option awards in the year granted computed in accordance with FASB ASC Topic 718, although they are attributable to the prior compensation year. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to note 12 to the Aimco financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	For 2009, the amounts in this column represent the amounts for non-equity incentive compensation determined by the Committee on February 26, 2010, which target amounts were established by the Committee on

April 27, 2009, as discussed below in the “Grants of Plan-Based Awards in 2009” table. For 2009, cash payments will be made on March 15, 2010. For 2008, the amounts in this column represent the amounts for non-equity incentive compensation determined by the Committee on February 3, 2009, which target amounts were established by the Committee on August 28, 2008 (and on January 29, 2008 for Mr. Cortez). For 2007, the amounts in this column represent the amounts for non-equity incentive compensation determined by the Committee on January 29, 2008, which target amounts were established by the Committee on February 5, 2007, and July 30, 2007.

(4)	Unless otherwise noted, represents non-discretionary matching contributions under Aimco’s 401(k) plan. Effective January 29, 2009, Aimco suspended the employer matching contribution. As a result, participant contributions made on or after January 29, 2009, were not matched with an employer contribution.

(5)	Mr. Considine receives annual cash compensation pursuant to an employment agreement with Aimco. The initial two-year term of the original agreement expired in July 1996, but the agreement was automatically renewed for successive one-year terms and was replaced by a new employment agreement on December 29, 2008. The base salary payable under the original employment agreement was subject to annual review and adjustment by the Board. The base salary under the December 2008 employment agreement is subject to review and adjustment as may be determined by the Board from time to time. For 2009, Mr. Considine received his base salary in cash. For 2007 and 2008, Mr. Considine received his base salary in the form of a stock option instead of cash. Mr. Considine is also eligible for a bonus determined by the Committee. The December 2008 employment agreement provides that Mr. Considine’s target incentive opportunity shall not be less than $3.9 million, provided the applicable achievement targets are met; however, for 2009 Mr. Considine reduced his target incentive in consideration of the economic turmoil.

(6)	For 2009, Mr. Considine’s base salary was paid in cash. For 2008, Mr. Considine’s base salary of $600,000 was in the form of a non-qualified stock option to acquire 138,249 shares. For 2007, Mr. Considine’s base salary of $600,000 was in the form of a non-qualified stock option to acquire 53,097 shares; however, because Aimco did not meet the 2007 FFO Target, this option was forfeited in its entirety and is not exercisable, which resulted in Mr. Considine receiving zero base compensation for 2007.

(7)	Includes the options granted to Mr. Considine in lieu of cash base salary (see note (6) to this table). The option granted for 2007 was forfeited in its entirety (see note (6) to this table).

(8)	Mr. Herzog resigned from his employment with Aimco effective March 1, 2009.

(9)	Mr. Herzog’s salary for 2009 consists of $75,000 in regular base salary and $37,500 in accrued and unused vacation pay provided to Mr. Herzog upon his separation.

(10)	In addition to $617 of non-discretionary matching contributions under Aimco’s 401(k) plan, this amount includes $1,500,000 of separation pay to Mr. Herzog in connection with his departure from the Company.

(11)	On November 1, 2009, Mr. Robertson resigned as chief financial officer, and Mr. Robertson resigned from his employment with Aimco effective December 31, 2009.

(12)	Mr. Robertson’s salary for 2009 consists of $500,000 in regular base salary and $34,722 in accrued and unused vacation pay provided to Mr. Robertson upon his separation.

(13)	In addition to $833 of non-discretionary matching contributions under Aimco’s 401(k) plan, this amount includes $2,400,000 of separation pay to Mr. Robertson accrued in 2009 and paid in 2010 in connection with his departure from the Company.

(14)	As determined in 2005, Mr. Robertson was eligible for a cash payment upon the closing of a specified transaction, which was anticipated to occur in 2006 and ultimately closed in 2007.

GRANTS OF PLAN-BASED AWARDS IN 2009

The following table provides details regarding plan-based awards granted to the named executive officers during the year ended December 31, 2009.

									All	All Other
									Other	Option
									Stock	Awards:
									Awards:	Number of	Exercise	Grant
			Estimated Future Payouts Under			Estimated Future Payouts			Number	Securities	or Base	Date Fair
			Non-Equity Incentive			Under Equity Incentive Plan			of Shares	Under-	Price of	Value of
			Plan Awards(2)			Awards			of Stock	Lying	Option	Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards

Terry Considine	2/3/2009	(1)	498,750	1,050,000	1,995,000	—	—	—	—	809,717	8.92	2,000,001

Ernest M. Freedman			120,432	250,250	434,808	—	—	—	—	—	—	—

Timothy J. Beaudin	2/3/2009	(1)	312,813	650,000	1,129,375	—	—	—	75,027			669,241

Miles Cortez	2/3/2009	(1)	101,063	210,000	364,875	—	—	—	28,403			253,355

Lisa R. Cohn	2/3/2009	(1)	93,844	195,000	338,813	—	—	—	28,403			253,355

Thomas M. Herzog	2/3/2009	(1)	—	—	—	—	—	—	48,232			430,299

David Robertson	2/3/2009	(1)	312,813	650,000	1,129,375	—	—	—	56,270			501,928

			—	—	—	—	—	—	—	70,850	8.92	175,000

(1)	On February 3, 2009, in connection with its review and determination of year-end 2008 compensation, the Committee approved certain compensation arrangements related to Mr. Considine and, in conjunction with Mr. Considine, the Committee approved certain compensation arrangements related to Messrs. Freedman, Beaudin, Cortez, Herzog, and Robertson, and Ms. Cohn. For 2008, year-end bonuses were in the form of cash and equity, and because the equity grants were made in 2009 (even though they were for 2008 compensation), as required by the disclosure rules, the equity portion is shown above.

Pursuant to the 2007 Plan, the Committee made equity awards as follows: Mr. Considine — a non-qualified stock option to acquire 809,717 shares; Mr. Beaudin — 75,027 shares of restricted stock; Mr. Cortez — 28,403 shares of restricted stock; Ms. Cohn — 28,403 shares of restricted stock; Mr. Herzog — 48,232 shares of restricted stock; Mr. Robertson — 56,270 shares of restricted stock, and a non-qualified stock option to acquire 70,850 shares. All of the foregoing equity awards vest ratably over four years beginning with the first anniversary of the grant date.

The options have a term of ten years and have an exercise price per share of $8.92, which is equal to the fair market value of Aimco’s Common Stock on February 3, 2009 (per the 2007 Plan, “fair market value” is defined as the closing price of Aimco’s Common Stock on the grant date). The options were valued at approximately $2.47 per underlying share, based on a calculation by a third party consultant using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under FASB ASC Topic 718. The number of shares of restricted stock was determined based on the average of the closing prices of Aimco’s Common Stock on the New York Stock Exchange for the five trading days immediately prior to and including the grant date, or $9.33. Holders of restricted stock are entitled to receive any dividends declared and paid on such shares commencing on the date of grant.

(2)	On April 27, 2009, the Committee made determinations of target total incentive compensation for 2009 based on achievement of Aimco’s five corporate goals for 2009, and achievement of specific individual objectives. Target total incentive compensation amounts were as follows: Mr. Considine — $3.21 million; Mr. Beaudin — $2.05 million; Mr. Cortez — $595,000; Ms. Cohn — $552,500; and Mr. Robertson — $2.05 million. In connection with Mr. Freedman’s promotion, his target total incentive compensation amount was set at $625,250. The table above indicates the target cash portion of these total target amounts. The equity portions of these total target amounts were awarded in 2010; therefore, pursuant to the applicable disclosures rules, such awards will be reflected in this table in Aimco’s proxy statement for the 2011 annual meeting of stockholders. Mr. Herzog resigned as an executive officer of Aimco effective March 1, 2009; accordingly, the table above reflects no target total incentive compensation in 2009 for Mr. Herzog.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2009, for the named executive officers, other than those awards that have been transferred for value. The table also shows unvested and unearned stock awards assuming a market value of $15.92 a share (the closing market price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2009).

	Option Awards							Stock Awards
					Equity								Equity Incentive
					Incentive							Equity	Plan Awards:
					Plan							Incentive	Market or Payout
					Awards:					Market		Plan Awards:	Value of
					Number of					Value of		Number of	Unearned
	Number of		Number of		Securities			Number		Shares or		Unearned	Shares,
	Securities		Securities		Underlying			of Shares		Units of		Shares,	Units or
	Underlying		Underlying		Unexercised	Option		or Units		Stock		Units or	Other
	Unexercised		Unexercised		Unearned	Exercise	Option	of Stock		That Have		Other Rights	Rights
	Options (#)		Options (#)		Options	Price	Expiration	That Have		Not Vested		That Have	That Have
Name	Exercisable(1)		Unexercisable(1)		(#)	($)(1)	Date _	Not Vested (#)(2)		($)(2)(3)		_Not Vested(#)	Not Vested ($)

Terry Considine	0	(4)	809,717	(4)		8.92	2/3/2019	13,369	(5)	212,834
	178,334	(6)	0	(6)		30.89	1/29/2018
	193,196	(7)	579,588	(7)		30.89	1/29/2018
	99,160	(8)	99,160	(8)		46.11	2/5/2017
	48,078	(9)	72,116	(9)		46.11	2/5/2017
	156,715	(10)	0	(10)		31.64	2/13/2016
	389,539	(11)	259,692	(11)		31.64	2/13/2016
	325,967	(12)	81,491	(12)		28.02	2/16/2015
	521,702	(13)	0	(13)		23.60	2/19/2014
	521,699	(14)	0	(14)		23.60	2/19/2014
Ernest M. Freedman	521	(15)	1,560	(15)		30.89	1/29/2018	1,671	(16)	26,602
								6,730	(17)	107,142
Timothy J. Beaudin	8,811	(18)	26,432	(18)		30.89	1/29/2018	75,027	(19)	1,194,430
	8,875	(20)	5,916	(20)		35.70	7/31/2016	8,778	(21)	139,746
								4,427	(22)	70,478
								5,391	(23)	85,825
								23,770	(24)	378,418
Miles Cortez	2,546	(25)	7,636	(25)		30.89	1/29/2018	28,403	(26)	452,176
	25,513	(27)	0	(27)		23.60	2/19/2014	2,533	(28)	40,325
	41,157	(29)	0	(29)		32.10	1/28/2012	2,938	(30)	46,773
	258,057	(31)	0	(31)		35.40	7/17/2011	1,411	(32)	22,463
								13,597	(33)	216,464
								3,984	(34)	63,425
Lisa R. Cohn	1,858	(35)	5,572	(35)		30.89	1/29/2018	28,403	(36)	452,176
	909	(37)	0	(37)		23.60	2/19/2014	1,981	(38)	31,538
	1,200	(39)	0	(39)		26.76	2/3/2013	1,321	(40)	21,030
	3,673	(41)	0	(41)		35.40	7/8/2012	2,718	(42)	43,271
								490	(43)	7,801
Thomas M. Herzog(44)	0		0			—	—	0		0
David Robertson(45)	14,565	(46)	0			30.89	1/29/2018	0	(46)	0	(46)
	52,524	(47)	0	(46)		23.60	2/19/2014
	105,170	(48)	0	(46)		26.76	2/3/2013
	81,290	(49)	0	(46)		26.76	2/3/2013
	271,639	(50)	0	(46)		32.19	2/4/2012

(1)	Pursuant to the anti-dilution provisions of the plan pursuant to which the options were granted, the number of shares subject to the then outstanding options and the exercise price of such options were adjusted, where applicable, to reflect the special dividends paid in January 2008, August 2008, December 2008, and January 2009. The footnotes to each option award provide the original number of shares subject to the option and the original exercise price on the grant date.

(2)	The information on unvested stock shown above has been adjusted, where applicable, to reflect additional shares received as a result of special dividends paid in January 2008, August 2008, December 2008, and January 2009. The footnotes to each stock award provide the number of shares originally issued on the grant date.

(3)	Amounts reflect the number of shares of restricted stock that have not vested multiplied by the market value of $15.92 a share, which was the closing market price of Aimco’s Common Stock on December 31, 2009.

(4)	This option grant vests 25% on each anniversary of the grant date of February 3, 2009.

(5)	This restricted stock award was granted February 16, 2005, for a total of 44,447 shares of restricted stock and vests 20% on each anniversary of the grant date.

(6)	This option was granted for the purchase of 138,249 shares at an exercise price of $39.85 per share and vested 100% on the first anniversary of the grant date of January 29, 2008.

(7)	This option was granted for the purchase of 599,078 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(8)	This option was granted for the purchase of 146,018 shares at an exercise price of $62.63 per share and vests 25% on each anniversary of the grant date of February 5, 2007.

(9)	This option was granted for the purchase of 88,496 shares at an exercise price of $62.63 per share and vests 20% on each anniversary of the grant date of February 5, 2007.

(10)	Because Aimco earned at least $2.40 per share of adjusted funds from operations for 2006, this option grant for the purchase of 115,385 shares at an exercise price of $42.98 per share vested on the first anniversary of the grant date of February 13, 2006.

(11)	This option was granted for the purchase of 478,011 shares at an exercise price of $42.98 per share and vests 20% on each anniversary of the grant date of February 13, 2006.

(12)	This option was granted for the purchase of 300,000 shares at an exercise price of $38.05 per share and vests 20% on each anniversary of the grant date of February 16, 2005.

(13)	This option was granted for the purchase of 384,114 shares at an exercise price of $32.05 per share and vested 20% on each anniversary of the grant date of February 19, 2004.

(14)	This option was granted for the purchase of 384,113 shares at an exercise price of $32.05 per share and vested 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date of February 19, 2004.

(15)	This option was granted for the purchase of 1,613 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(16)	This restricted stock award was granted January 29, 2008, for a total of 1,604 shares and vests 25% on each anniversary of the grant date.

(17)	This restricted stock award was granted June 18, 2007, for a total of 9,317 shares and vests 20% on each anniversary of the grant date.

(18)	This option was granted for the purchase of 27,321 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(19)	This restricted stock award was granted February 3, 2009, for a total of 75,027 shares and vests 25% on each anniversary of the grant date.

(20)	This option was granted for the purchase of 10,890 shares at an exercise price of $48.50 per share and vests 20% on each anniversary of April 10, beginning on April 10, 2007.

(21)	This restricted stock award was granted January 29, 2008, for a total of 8,438 shares and vests 25% on each anniversary of the grant date.

(22)	This restricted stock award was granted February 5, 2007, for a total of 6,096 shares and vests 25% on each anniversary of the grant date.

(23)	This restricted stock award was granted February 5, 2007, for a total of 6,177 shares and vests 20% on each anniversary of the grant date.

(24)	This restricted stock award was granted July 31, 2006, for a total of 65,340 shares and vests 25% on each of April 10, 2007, 2008, 2009 and 2010.

(25)	This option was granted for the purchase of 7,893 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(26)	This restricted stock award was granted February 3, 2009, for a total of 28,403 shares and vests 25% on each anniversary of the grant date.

(27)	This option was granted for the purchase of 31,306 shares at an exercise price of $32.05 per share and vested 20% on each anniversary of the grant date of February 19, 2004; the option was exercised in part for 12,523 shares on December 11, 2006.

(28)	This restricted stock award was granted January 29, 2008, for a total of 2,438 shares and vests 25% on each anniversary of the grant date.

(29)	This option was granted for the purchase of 30,303 shares at an exercise price of $43.60 per share and vested 40% on the second anniversary, and 20% on each of the third, fourth and fifth anniversaries, of the grant date of January 28, 2002.

(30)	This restricted stock award was granted February 5, 2007, for a total of 4,064 shares and vests 25% on each anniversary of the grant date.

(31)	This option was granted for the purchase of 200,000 shares at an exercise price of $48.10 per share and vested 60% on the third anniversary, and 20% on each of the fourth and fifth anniversaries, of the grant date of July 17, 2001; the option was exercised in part for 10,000 shares on February 27, 2007.

(32)	This restricted stock award was granted February 5, 2007, for a total of 1,625 shares and vests 20% on each anniversary of the grant date.

(33)	This restricted stock award was granted February 13, 2006, for a total of 23,507 shares and vests 20% on each anniversary of the grant date.

(34)	This restricted stock award was granted February 16, 2005, for a total of 13,761 shares of restricted stock and vests 20% on each anniversary of the grant date.

(35)	This option was granted for the purchase of 5,760 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(36)	This restricted stock award was granted February 3, 2009, for a total of 28,403 shares and vests 25% on each anniversary of the grant date.

(37)	This option was granted for the purchase of 1,116 shares at an exercise price of $32.05 per share and vested 20% on each anniversary of the grant date of February 19, 2004; the option was exercised in part for 447 shares on August 29, 2006.

(38)	This restricted stock award was granted January 29, 2008, for a total of 1,909 shares and vests 25% on each anniversary of the grant date.

(39)	This option was granted for the purchase of 2,212 shares at an exercise price of $36.35 per share and vested 40% on the second anniversary, and 20% on each of the third, fourth, and fifth anniversaries, of the grant date of February 3, 2003; the option was exercised in part for 1,328 shares on August 29, 2006.

(40)	This restricted stock award was granted February 5, 2007, for a total of 1,829 shares and vests 25% on each anniversary of the grant date.

(41)	This option was granted for the purchase of 2,704 shares at an exercise price of $48.08 per share and vested 60% on the third anniversary, and 20% on each of the fourth and fifth anniversaries, of the grant date of July 8, 2002.

(42)	This restricted stock award was granted February 13, 2006, for a total of 4,701 shares and vests 20% on each anniversary of the grant date.

(43)	This restricted stock award was granted February 16, 2005, for a total of 1,694 shares of restricted stock and vests 20% on each anniversary of the grant date.

(44)	Mr. Herzog resigned from his employment with Aimco effective March 1, 2009. In accordance with the terms of the agreements underlying Mr. Herzog’s option and restricted stock awards, all unvested options and shares of restricted stock were forfeited as of March 1, 2009, and outstanding vested options remained exercisable for a period of 90 days following Mr. Herzog’s resignation effective date. Mr. Herzog did not exercise any options during this 90-day period. Upon his resignation, Mr. Herzog forfeited 23,496 unvested options and 84,362 unvested shares of restricted stock. Ninety days later, he forfeited another 28,332 vested options.

(45)	Mr. Robertson resigned from his employment with Aimco effective December 31, 2009. In accordance with the terms of the agreements underlying Mr. Robertson’s option and restricted stock awards, all unvested options and shares of restricted stock were forfeited as of December 31, 2009, and outstanding vested options remain exercisable for a period of 90 days following Mr. Robertson’s resignation effective date. Upon his resignation, Mr. Robertson forfeited 907,881 unvested options and 145,568 unvested shares of restricted stock.

(46)	This option was granted for the purchase of 45,162 shares at an exercise price of $39.85 per share and vested 25% on the first anniversary of the grant date of January 29, 2008.

(47)	This option was granted for the purchase of 64,453 shares at an exercise price of $32.05 per share and vested 20% on each anniversary of the grant date of February 19, 2004; the option was exercised in part for an aggregate of 25,782 shares between February 22 and March 6, 2006.

(48)	This option was granted for the purchase of 77,434 shares at an exercise price of $36.35 per share and vested 40% on the second anniversary, and 20% on each of the third, fourth and fifth anniversaries, of the grant date of February 3, 2003.

(49)	This option was granted for the purchase of 84,071 shares at an exercise price of $36.35 per share and vested 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date of February 3, 2003; the option was exercised in part for an aggregate of 24,218 shares during the period of March 6-15, 2006.

(50)	This option was granted for the purchase of 200,000 shares at an exercise price of $43.73 per share and vested 8.334% on the first and second anniversaries, of the grant date, 53.332% on the third anniversary of the grant date, and 15% on each of the fourth and fifth anniversaries of the grant date of February 4, 2002.

OPTION EXERCISES AND STOCK VESTED IN 2009

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during the year ended December 31, 2009, for the persons named in the Summary Compensation Table above. The stock vestings reflected below include additional shares received as a result of the special dividends paid in January 2008, August 2008, December 2008, and January 2009.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)(1)

Terry Considine	—	N/A	13,368	78,470
Ernest M. Freedman	—	N/A	3,936	36,057
Timothy J. Beaudin	—	N/A	30,719	227,098
Miles Cortez	—	N/A	25,296	177,368
Lisa R. Cohn	—	N/A	3,588	25,448
Thomas M. Herzog	—	N/A	17,094	118,148
David Robertson	—	N/A	63,373	448,140

(1)	Amounts reflect the market price of the stock on the day the shares of restricted stock vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the table and discussion that follows, payments and other benefits payable upon early termination and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2009. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts which could be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such named executive officers’ separation from Aimco.

Mr. Considine’s 2008 Employment Agreement

Under his 2008 employment agreement, Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control. Mr. Considine’s “walk right” under the 1994 employment agreement (that is, his right to severance payments upon his terminating employment with the Company within two years following a change in control) was eliminated. The definition of change in control was also narrowed to increase the required percentage of change in ownership and to require the occurrence of the applicable change in control event, as opposed to shareholder approval of such event.

In the event Mr. Considine’s employment is terminated without cause by Aimco, by Mr. Considine for good reason, or for reason of disability, Mr. Considine will be entitled to: a lump sum cash payment equal to two times the sum of his base salary at the time of termination and $1.65 million, subject to certain limited deductions; the amount of any STI earned but unpaid for the fiscal year preceding the termination date; a pro-rata portion of a $1.65 million STI amount for the fiscal year in which the termination occurs; continued medical coverage at Aimco’s expense until the earlier of (a) eighteen months following the date of termination, or (b) Mr. Considine becoming eligible for coverage under the medical plans of a subsequent employer, provided that in the event Mr. Considine’s medical coverage terminates pursuant to (a), he will be entitled to a lump sum payment equal to six times the monthly COBRA premium then in effect; and immediate and full acceleration of any unvested stock awards and outstanding unvested stock options, with all outstanding stock options (along with all options already vested) remaining exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

In the event of Mr. Considine’s disability, the lump sum cash payment described above shall be offset by any long-term disability benefits received under Aimco’s long-term disability insurance plan. In the event of a qualifying disability, Mr. Considine is entitled to $10,000 per month in long-term disability pay for the length of the qualifying disability up to age 65.

In the event of Mr. Considine’s death, Aimco will pay or provide to Mr. Considine’s estate the amount of any STI earned but unpaid for the prior fiscal year, and all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

Under the employment agreement, in the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Code, Mr. Considine is entitled to receive a limited gross-up payment, subject to a maximum of $5 million. If covered payments are less than 10% over the permitted limit, Mr. Considine is required to reduce his payments to avoid triggering a gross-up payment.

Accelerated Vesting Upon Change of Control

The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Considine, Freedman, Beaudin, Cortez, Herzog, and Robertson and Ms. Cohn provide that upon a change of control, all outstanding shares of restricted stock become immediately and fully vested and all unvested stock options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option. Upon their resignations from Aimco, which became effective

March 1, 2009, and December 31, 2009, respectively, Messrs. Herzog and Robertson forfeited all unvested restricted stock and unvested stock options.

Accelerated Vesting upon Termination of Employment Due to Death or Disability

As set forth above, in the event Mr. Considine’s employment is terminated for reason of disability, Mr. Considine will be entitled to immediate and full acceleration of any unvested stock awards and outstanding unvested stock options, with all outstanding stock options (along with all options already vested) remaining exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term. In the event of Mr. Considine’s death, all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Freedman, Beaudin, Cortez, Herzog, and Robertson and Ms. Cohn provide that upon termination of employment due to death or disability, all outstanding shares of restricted stock become immediately and fully vested and all unvested stock options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option. Upon their resignations from Aimco, which became effective March 1, 2009, and December 31, 2009, respectively, Messrs. Herzog and Robertson forfeited all unvested restricted stock and unvested stock options.

Accelerated Vesting Upon Termination of Employment other than for Cause

Certain grants to Messrs. Beaudin and Freedman provide for accelerated vesting if their employment is terminated other than for cause. Aimco typically does not provide accelerated vesting under such circumstances; however, in some cases, in order to recruit or retain executives, such accelerated vesting is necessary or desirable.

Non-competition and Non-Solicitation Agreements

Effective in January 2002 for Messrs. Considine, Cortez, and Robertson, and in connection with their employment by Aimco for Messrs. Freedman, Beaudin, and Herzog and Ms. Cohn, Aimco entered into certain non-competition and/or non-solicitation agreements with each executive. Mr. Considine’s 2002 non-competition and non-solicitation agreement was replaced by his December 2008 employment agreement. Pursuant to the agreements, each of these named executive officers agreed that during the term of his or her employment with the Company and for a period of two years following the termination of his employment, except in circumstances where there was a change in control of the Company, he or she could not (i) be employed by a competitor of the Company named on a schedule to the agreement, (ii) solicit other employees to leave the Company’s employ or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further required that the named executive officers protect Aimco’s trade secrets and confidential information. The agreements for Messrs. Beaudin and Freedman do not include the non-competition covenant as described in (i) above. Mr. Beaudin’s covenant requires that during the term of his employment with the Company and for a period of 12 months following the termination of his employment, he will not compete against the Company in any acquisition opportunities with which he was involved during his employment. For Messrs. Herzog, Robertson and Cortez and Ms. Cohn, the agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, each such executive will receive, for a period not to exceed the earlier of 24 months following such termination or the date of acceptance of employment with a non-competitor, (i) severance pay in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds (2/3) of such executive’s monthly base salary at the time of termination. For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) indictment, conviction, plea of guilty or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law.

Mr. Beaudin’s and Mr. Freedman’s Termination other than for Cause

If Mr. Beaudin’s employment is terminated other than for cause, Mr. Beaudin is entitled to a separation payment in an amount equal to his base salary of $500,000.

Mr. Freedman had a provision in his offer letter that provided that if he was terminated other than for cause prior to the second anniversary of his employment start date, he was entitled to a separation payment in the amount of $250,000. This provision expired in 2009.

Mr. Herzog’s and Mr. Robertson’s Separation Arrangements

Mr. Herzog, in exchange for his execution of a separation agreement and release, which included a reaffirmation of his non-competition, non-solicitation and non-disclosure agreement, received a cash separation payment of $1.5 million, which payment was made in 2009. Mr. Robertson, in exchange for his execution of a separation agreement and release, which included a reaffirmation of his non-competition, non-solicitation and non-disclosure agreement, received a cash separation payment of $2.4 million, which payment was made in 2010.

The following table summarizes the potential payments under various scenarios if they had occurred on December 31, 2009.

	Value of Accelerated Stock and Stock Options ($)(1)					Severance ($)								Non-
	Change			Termination	Termination	Change				Termination		Termination		Compete
	in	Death or		Without	With Good	in				Without		For Good		Payments
Name	Control	Disability		Cause	Reason	Control	Death	Disability		Cause		Reason		($)(2)

Terry Considine	5,880,853	5,880,853	(3)	5,880,853	5,880,853	—	—	6,164,479	(3)(4)	6,164,479	(4)	6,164,479	(4)	—
Ernest M. Freedman	133,744	133,744		107,142	—	—	—	—		—		—		—
Timothy J. Beaudin	1,868,897	1,868,897		378,418	—	—	—	—		500,000		—		—
Miles Cortez	841,627	841,627		—	—	—	—	—		—		—		466,667
Lisa R. Cohn	555,815	555,815		—	—	—	—	—		—		—		433,333
Thomas M. Herzog(5)	—	—		—	—	—	—	—		—		—		600,000
David Robertson(6)	2,813,393	2,813,393		—	—	—	—	—		—		—		666,667

(1)	Amounts reflect value of accelerated stock and options using the closing market price on December 31, 2009, of $15.92 per share.

(2)	Amounts assume the agreements were enforced by the Company and the payments extended for 24 months.

(3)	Amount does not reflect the offset for long-term disability benefit payments in the case of a qualifying disability under Aimco’s long-term disability insurance plan.

(4)	Amount consists of a lump sum cash payment equal to (a) two times the sum of his base salary and $1.65 million, (b) $1.65 million STI for 2009, and (c) 24 months of medical coverage reimbursement.

(5)	Mr. Herzog resigned from Aimco effective March 1, 2009.

(6)	Mr. Robertson resigned from Aimco effective December 31, 2009, and all of the equity awards reflected above were forfeited as of that date.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information on equity compensation plans as of the end of the 2009 fiscal year under which equity securities of the Company are authorized for issuance is set forth in the following table.

Number of Securities
Remaining Available for
Future Issuance under
		Weighted Average	Equity Compensation
	Number of Securities To Be	Exercise	Plans
	Issued upon Exercise of	Price of Outstanding	(Excluding Securities
	Outstanding Options	Options, Warrants and	Subject to Outstanding
Plan Category	Warrants and Rights	Rights	Unexercised Grants)

Equity compensation plans approved by security holders	8,872,600	$28.22	1,667,586
Equity compensation plans not approved by security holders	—	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Aimco recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that Aimco’s decisions are based on considerations other than the best interests of Aimco and its stockholders. Accordingly, as a general matter, it is Aimco’s preference to avoid related person transactions. Nevertheless, Aimco recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of Aimco and its stockholders. The Nominating and Corporate Governance Committee, pursuant to a written policy approved by the Board, has oversight for related person transactions. The Nominating and Corporate Governance Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Aimco (or any Aimco entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). The Nominating and Corporate Governance Committee has also given its standing approval for certain types of related person transactions such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits. In 2009, there were no related person transactions that required review under the policy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aimco’s executive officers and directors, and persons who own more than ten percent of a registered class of Aimco’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than ten percent of Aimco’s registered equity securities are required by SEC regulations to furnish Aimco with copies of all such forms that they file.

Based solely on Aimco’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2009, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, Aimco believes that during the period ended December 31, 2009, all filing requirements were complied with by its executive officers and directors.

Stockholders’ Proposals.  Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2011 must be received by Aimco, marked to the attention of the Corporate Secretary, no later than November 5, 2010, to be included in Aimco’s proxy statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Proposals of stockholders submitted to Aimco for consideration at

Aimco’s annual meeting of stockholders to be held in 2011 outside the processes of Rule 14a-8 (i.e., the procedures for placing a stockholder’s proposal in Aimco’s proxy materials) will be considered untimely if received by the Company before December 27, 2010, or after January 26, 2011.

Other Business.  Aimco knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

Available Information.  Aimco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Aimco to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (Commission file No. 1-13232). This document contains important information about the Company and its financial condition.

Aimco incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement and the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Aimco has mailed all information contained or incorporated by reference in this Proxy Statement to stockholders.

If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company or the SEC or the SEC’s internet site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in the Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing from the Company at the following address:

Corporate Secretary
Apartment Investment and Management Company
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237

If you would like to request documents from the Company, please do so by April 12, 2010, to receive them before the Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 5, 2010. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS

March 5, 2010
Denver, Colorado

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2010. Vote by Internet Log on to the Internet and go to www.envisionreports.co m/aiv Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 — James N. Bailey 02 — Terry Considine 03 — Richard S. Ellwood 04 — Thomas L. Keltner 05 — J. Landis Martin 06 — Robert A. Miller 07 — Kathleen M. Nelson 08 — Michael A. Stein For Against Abstain 2. To ratify the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for Aimco for the year ending December 31, 2010. For Against Abstain 2. To ratify the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for Aimco for the year ending December 31, 2010. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Apartment Investment and Management Company PROXY FOR COMMON STOCK SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS — APRIL 26, 2010 The undersigned hereby appoints Terry Considine, Ernest M. Freedman and Lisa R. Cohn and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (“Aimco”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of Aimco to be held at the JW Marriott Hotel, 1109 Brickell Avenue, Miami, Florida 33131, on Monday, April 26, 2010, at 8:00 a.m., and any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement for the Stockholders’ Meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof). IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE EIGHT DIRECTOR NOMINEES AND “FOR” PROPOSAL 2. PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. (Items to be voted appear on reverse side). >STOCK#<015KYA